Exhibit 99(a)(1)(A)

Scholastic Corporation Offer to Purchase for Not More Than $200 Million in Cash up to 5,405,405 of its Common Shares at a Purchase Price Not Greater Than $40.00 Nor Less Than $37.00 Per Common Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 26, 2016, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION TIME").

Scholastic Corporation, a Delaware corporation (the "Company," "Scholastic," "we," "our" or "us"), is offering to purchase for cash up to 5,405,405 shares of its common stock, par value $0.01 (the "Common Shares"), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $40.00 nor less than $37.00 per Common Share ("Auction Tenders"), or (ii) purchase price tenders ("Purchase Price Tenders"), in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). Stockholders who wish to tender Common Shares without specifying a price at which such Common Shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, Common Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Stockholders who tender Common Shares must specify whether they are making an Auction Tender or a Purchase Price Tender.

After the Expiration Time, Scholastic will, upon the terms and subject to the conditions of the Offer, determine a single price per Common Share (the "Purchase Price"), which will be not more than $40.00 and not less than $37.00 per Common Share, that it will pay for Common Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Common Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Common Shares pursuant to Auction Tenders. Common Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $37.00 per Common Share for purposes of determining the Purchase Price (which is the minimum price per Common Share under the Offer). The Purchase Price will be the lowest price per Common Share of not more than $40.00 and not less than $37.00 per Common Share, at which Common Shares have been tendered or have been deemed to be tendered in the Offer, that will enable Scholastic to purchase the maximum number of Common Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $200 million. Common Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Common Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the Common Shares tendered at or below the Purchase Price may not be purchased if more than the number of Common Shares we seek are properly tendered and not properly withdrawn.

Only Common Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. Common Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

The Offer is not conditioned upon obtaining financing or any minimum number of Common Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

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The Common Shares are listed on the NASDAQ Global Select Market ("NASDAQ") and trade under the symbol "SCHL." On December 16, 2015, the last full trading day prior to the announcement of the intention to make the Offer, the reported closing price of the Common Shares on NASDAQ was $41.19 per Common Share. On December 18, 2015, the last full trading day prior to the announcement of the price range of the Offer, the reported closing price of the Common Shares on NASDAQ was $37.71 per Common Share. On December 23, 2015, the last full trading day prior to the announcement of the Offer, the reported closing price of the Common Shares on NASDAQ was $38.49 per Common Share. You are urged to obtain current market quotations for the Common Shares before deciding whether, and at what price or prices, to tender your Common Shares pursuant to the Offer. See Section 8.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

OUR DIRECTORS AND OFFICERS WOULD BE ENTITLED TO PARTICIPATE IN THE OFFER ON THE SAME BASIS AS OTHER STOCKHOLDERS. HOWEVER, RICHARD ROBINSON, THE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF SCHOLASTIC, AND OTHER MEMBERS OF THE ROBINSON FAMILY, AS WELL AS THE OTHER DIRECTORS AND OFFICERS OF SCHOLASTIC, HAVE INFORMED US THAT THEY DO NOT INTEND TO TENDER COMMON SHARES IN THE OFFER. ADDITIONALLY, RICHARD ROBINSON AND THE OTHER MEMBERS OF THE ROBINSON FAMILY, WHO ARE THE BENEFICIAL OWNERS OF ALL OF THE OUTSTANDING CLASS A SHARES, HAVE INFORMED US THAT THEY DO NOT INTEND TO SELL OR TRANSFER OWNERSHIP OF ANY CLASS A SHARES OR CONVERT ANY CLASS A SHARES TO COMMON SHARES PRIOR TO THE EXPIRATION TIME.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Georgeson Inc., our Information Agent, and UBS Securities LLC, our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

 UBS Securities LLC

Offer to Purchase dated December 28, 2015

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IMPORTANT

If you want to tender all or any portion of your Common Shares, you must do one of the following prior to the Expiration Time:

•	if your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Common Shares for you;

•	if you hold certificates in your own name or hold Common Shares in book entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates, if applicable, for your Common Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your Common Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a holder of vested options to purchase Common Shares, subject to Company policies and practices, you may exercise your vested options to purchase Common Shares through the Company's Stock Plan Administrator and tender such Common Shares in the Offer.

If you are tendering Common Shares under the Scholastic Corporation 401(k) Savings and Retirement Plan, you must validly follow the tender instructions provided by the trustee.

If you want to tender your Common Shares but your certificates for the Common Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your Common Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Stockholders properly tendering Common Shares pursuant to Auction Tenders at $37.00 per Common Share (the minimum purchase price under the Offer) and stockholders properly tendering Common Shares pursuant to Purchase Price Tenders can reasonably expect to have such Common Shares purchased at the Purchase Price if any Common Shares are purchased under the Offer (subject to the provisions relating to proration and conditional tender).

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you have any questions regarding the Offer, please contact Georgeson Inc., the Information Agent for the Offer, at (888) 661-5651 (toll-free), or UBS Securities LLC, the Dealer Manager for the Offer, at (212) 713-3560.

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WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

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TABLE OF CONTENTS

SUMMARY TERM SHEET		6

FORWARD-LOOKING STATEMENTS		15

INTRODUCTION		16

THE OFFER		19

1.	Number of Common Shares; Purchase Price; Proration	19

2.	Purpose of the Offer; Certain Effects of the Offer	21

3.	Procedures for Tendering Common Shares	25

4.	Withdrawal Rights	31

5.	Purchase of Common Shares and Payment of Purchase Price	32

6.	Conditional Tender of Common Shares	34

7.	Conditions of the Offer	35

8.	Price Range of Common Shares; Dividends	37

9.	Source and Amount of Funds	38

10.	Certain Information Concerning the Company	38

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Shares	40

12.	Effects of the Offer on the Market for Common Shares; Registration under the Exchange Act	54

13.	Certain Legal Matters; Regulatory Approvals	54

14.	Material U.S. Federal Income Tax Consequences	55

15.	Extension of the Offer; Termination; Amendment	60

16.	Fees and Expenses	61

17.	Miscellaneous	61

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Common Shares?

Scholastic Corporation, which we refer to as the "Company," "Scholastic," "we," "our" or "us."

What will be the Purchase Price for the Common Shares and what will be the form of payment?

We are conducting an offer by means of a modified "Dutch auction" to purchase for cash up to 5,405,405 shares of our common stock, par value $0.01 per share (the "Common Shares"), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $40.00 nor less than $37.00 per Common Share ("Auction Tenders"), or (ii) purchase price tenders ("Purchase Price Tenders"), in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). Promptly after 5:00 p.m., New York City time, on January 26, 2016, unless the Offer is extended or withdrawn (such date, as it may be extended, the "Expiration Time"), we will, upon the terms and subject to the conditions of the Offer, determine a single price per Common Share (the "Purchase Price"), which will be not more than $40.00 and not less than $37.00 per Common Share, that we will pay for Common Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Common Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Common Shares pursuant to Auction Tenders. Common Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $37.00 per Common Share for purposes of determining the Purchase Price (which is the minimum price per Common Share under the Offer).

The Purchase Price will be the lowest price per Common Share of not more than $40.00 and not less than $37.00 per Common Share at which Common Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Common Shares tendered in the Offer having an aggregate purchase price not exceeding $200 million. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, without interest, to all stockholders who have properly tendered (and have not properly withdrawn) their Common Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders, subject to applicable withholding taxes. See Section 1.

How many Common Shares is Scholastic offering to purchase?

We will purchase, at the Purchase Price, Common Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $200 million. Since the Purchase Price will only be determined after the Expiration Time, the number of Common Shares that will be purchased will not be known until after that time. If the Purchase Price is determined to be $37.00 per Common Share, the minimum Purchase Price under the Offer, the maximum number of Common Shares that will be purchased under the Offer is 5,405,405. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $40.00 per Common Share, the maximum Purchase Price under the Offer, the minimum number of Common Shares that will be purchased under the Offer is 5,000,000.

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The Offer is not conditioned upon obtaining financing or any minimum number of Common Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

How will Scholastic pay for the Common Shares?

We will fund any purchase of Common Shares pursuant to the Offer, including related fees and expenses, from our available cash, which includes the after tax proceeds from our sale of our former Educational Technology and Services business to Houghton Mifflin Harcourt Publishing Company in fiscal 2015. The Offer is not conditional upon the receipt of financing. See Section 9.

How long do I have to tender my Common Shares?

You may tender your Common Shares until the Offer expires on the Expiration Time. If a broker, dealer, commercial bank, trust company or other nominee holds your Common Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Common Shares that have been tendered. We can also amend or terminate the Offer, subject to applicable law. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by issuing a press release announcing the amendment. See Section 15.

What is the purpose of the Offer?

Since our founding in 1920, one of our principal operating objectives has been to utilize capital efficiently. We manage our capital by evaluating the returns available to stockholders in our global children's publishing, education and media businesses, assessing potential returns in complementary lines of business and, where appropriate and subject to applicable law and other considerations, returning excess capital to stockholders.

As more fully discussed in Section 2, as a result of the sale of our former Educational Technology and Services business, management of the Company has been considering various methods of returning value to stockholders in light of the Company’s cash position following the sale and the significant after-tax proceeds resulting from the sale. The Company considered making a significant special dividend, which would be in addition to the Company's regular quarterly dividends, and a significant share repurchase event through a modified Dutch Auction tender offer.

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In considering the foregoing and the Offer, the Board of Directors reviewed, with the assistance of management and outside advisors, the Company's results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors the Board of Directors deemed relevant.

The Company believes that the modified "Dutch auction" tender offer mechanism is a prudent use of the Company's financial resources and an efficient way to return capital to stockholders who wish to receive cash for all or a portion of their Common Shares. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Common Shares without potential disruption to the Common Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Common Shares, without potential disruption to the Common Share price and the usual transaction costs associated with market sales. In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Common Shares in the Offer, and, if the Company completes the Offer, will therefore have a greater percentage ownership in Scholastic and its future earnings and assets, while also bearing the attendant risks associated with owning Common Shares.

After completing the Offer, we may consider various forms of share repurchases, including open market purchases, tender offers and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors deemed relevant. See Section 2.

What are the conditions to the Offer?

Our obligation to accept and purchase and pay for Common Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Time, including that:

•	no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Common Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Common Shares;

•	our acceptance for payment, purchase or payment for any Common Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Common Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

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•	no general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•	no commencement or escalation, on or after December 28, 2015, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism involving the United States or any other jurisdiction in which Scholastic or any of our subsidiaries have an office shall have occurred;

•	no decrease of more than 10% in the market price for the Common Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on December 28, 2015 shall have occurred;

•	no change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, results of operations or prospects of Scholastic and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

•	no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Scholastic or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Scholastic and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us shall have occurred;

•	no tender or exchange offer for any or all of our outstanding Common Shares (other than the Offer) shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed;

•	no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer, shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•	we shall not have determined that the consummation of the Offer and the purchase of the Common Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Common Shares to be (1) held by less than 300 persons, (2) delisted from NASDAQ or (3) eligible for deregistration under the Exchange Act.

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The Offer is subject to these conditions, all of which are described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

Yes. It is a condition of our obligation to purchase Common Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Common Shares will be held by less than 300 persons or that the Common Shares will be delisted from NASDAQ or will be eligible for deregistration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my Common Shares?

If you want to tender all or any portion of your Common Shares, you must do one of the following prior to the Expiration Time:

•	if your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Common Shares for you;

•	if you hold certificates or hold Common Shares in book entry form as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates, if applicable, for your Common Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depositary Trust Company ("DTC"), tender your Common Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

If you want to tender your Common Shares but your certificates for the Common Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your Common Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

Can I tender shares in the Offer held in my Employee Stock Purchase Plan ("ESPP") account?

If you have previously purchased shares as a participant in our ESPP, then you may tender such shares, subject to the terms of the ESPP.

How do holders of vested stock options for Common Shares participate in the Offer?

Options to purchase Common Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options through the Company's Stock Plan Administrator, Fidelity Stock Plan Services LLC, in accordance with the terms of our share-based compensation plans and the Company's policies and practices, and tender the Common Shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Common Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration dates of your options, the range of tender prices and the provisions for pro rata purchases by Scholastic described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisor, financial advisor and/or broker.

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Please be advised that it is the optionholder's responsibility to tender Common Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Common Shares issued pursuant to vested stock options in a time period sufficient to allow tender of those Common Shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such Common Shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least four business days prior to the Expiration Time (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 4:00 p.m., New York City time, on January 21, 2016). See Section 3.

How do holders of restricted stock units participate in the Offer?

Holders of restricted stock units may not tender the Common Shares underlying such units in the Offer unless and until the restrictions on such units have lapsed and such units have vested and been settled in Common Shares. See Section 3.

How do participants who hold shares in the Scholastic Corporation 401(k) Savings and Retirement Plan who invest in Common Shares that are held by the plan trustee participate in the Offer?

Participants in the Scholastic Corporation 401(k) Savings and Retirement Plan whose shares are held by a trustee may not use the Letter of Transmittal to direct the tender of shares held in the plan account but instead must follow the separate instructions that will be sent to plan participants from the agent or trustee of the plan. These instructions will require a plan participant who wishes to tender shares held under the plan to complete and execute a Direction Form provided with the separate instructions. The separate instructions will include instructions as to where to send the Direction Form. For administrative reasons, the deadline for submitting Direction Forms will be earlier than the Expiration Time of the Offer. Participants in the plan should confirm their deadlines by carefully reading the materials provided to them by the plan trustee. See Section 3.

Plan participants should be aware that the Employee Retirement Income Securities Act of 1974, as amended ("ERISA"), prohibits the sale of Common Shares to the Company for less than adequate consideration, which is generally the price of the security prevailing on NASDAQ, which may prohibit the trustee from following participant directions to tender Common Shares to the Company at certain prices within the offered range.

What happens if the number of Common Shares tendered in the Offer would result in an aggregate purchase price of more than $200 million?

Because of the proration and conditional tender provisions described herein, we may not purchase all of the Common Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

May I tender only a portion of the Common Shares that I hold?

Yes.

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Once I have tendered Common Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Common Shares at any time prior to the Expiration Time, or such later time and date to which we may extend the Offer, in which case you can withdraw your Common Shares until the expiration of the Offer as extended. In addition, unless we have already accepted your tendered Common Shares for payment, you may withdraw your tendered Common Shares at any time after 12:00 Midnight, New York City time, on February 27, 2016. See Section 4.

How do I withdraw Common Shares previously tendered?

To properly withdraw tendered Common Shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at one of its addresses appearing on the back cover page of this Offer to Purchase, while you still have the right to withdraw the Common Shares. Your notice of withdrawal must specify your name, the number of Common Shares to be withdrawn and the name of the registered holder of such Common Shares. Some additional requirements apply if the certificates for Common Shares to be withdrawn have been delivered to the Depositary or if your Common Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Common Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Common Shares. See Section 4. If you participate in the Scholastic Corporation 401(k) Savings and Retirement Plan and are invested in Common Shares that are held by the trustee of the plan you will need to consult the materials provided by the trustee for instruction on how to effect a withdrawal of your instructions to tender Common Shares.

Will I receive the cash dividend scheduled to be paid on March 15, 2016 on my Common Shares that are purchased pursuant to the Offer?

Yes. On December 16, 2015, our Board of Directors announced a quarterly dividend of $0.15 per share for the Company's Class A and Common Shares. The dividend is payable on March 15, 2016 to stockholders of record on January 29, 2016.

Common Shares that are tendered in the Offer (whether or not purchased by us) will be entitled to receive the cash dividend of $0.15 per share payable on March 16, 2016. See Section 8.

Has Scholastic or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not, nor has the Company, the Dealer Manager, the Information Agent or the Depositary made, or is making, any recommendation to you as to whether you should tender or refrain from tendering your Common Shares or as to the price or prices at which you may choose to tender your Common Shares. You must make your own decisions as to whether to tender your Common Shares and, if so, how many Common Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.

Do Scholastic's directors or officers or affiliates intend to tender their Common Shares in the Offer?

Our directors and officers would be entitled to participate in the Offer on the same basis as other stockholders. However, Richard Robinson, the Chairman, President and Chief Executive Officer of Scholastic, and other members of the Robinson family, as well as the other officers and directors of the Company have told us that they do not intend to tender Common Shares in the Offer. Additionally, Richard Robinson and the other members of the Robinson family, who are the beneficial owners of all of the outstanding shares of the Company's Class A Stock (the “Class A Shares”), have informed us that they do not intend to sell or transfer ownership of any Class A Shares or convert any Class A Shares to Common Shares prior to the Expiration Time.

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As a result, the Offer will increase the proportional holdings of our officers and of the Robinson family, as well as those of our directors. See Section 11.

What will happen if I do not tender my Common Shares?

Stockholders who do not participate in the Offer will retain their Common Shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

When and how will Scholastic pay for my tendered Common Shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Common Shares we purchase promptly after the expiration of the Offer and the acceptance of the Common Shares for payment. We will pay for the Common Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Common Shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Common Shares?

On December 16, 2015, the last full trading day before announcement of the intention to make the Offer, the reported closing price of the Common Shares on NASDAQ was $41.19 per Common Share. On December 18, 2015, the last full trading day prior to the announcement of the price range of the Offer, the reported closing price of the Common Shares on NASDAQ was $37.71 per Common Share and on December 23, 2015, the last full trading day before commencement of the Offer, the reported closing price of the Common Shares on NASDAQ was $38.49 per Common Share. You are urged to obtain current market quotations for the Common Shares before deciding whether, and at what price or prices, to tender your Common Shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Common Shares?

If you are a holder of record of your Common Shares and you tender your Common Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Common Shares through a bank, broker, dealer, trust company or other nominee and that person tenders Common Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your bank, broker, dealer, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

The accounting for the purchase of Common Shares pursuant to the Offer will result in a reduction of our stockholders' equity in an amount equal to the aggregate purchase price of the Common Shares we purchase plus the fees related to the Offer and a corresponding reduction in total cash and investments. See Section 2.

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Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Common Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Common Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Common Shares are subject to the satisfaction of certain conditions. See Sections 7 and 13.

What are the United States federal income tax consequences if I tender my Common Shares?

Generally, if you are a U.S. Holder (as defined in Section 14), the receipt of cash from us in exchange for the Common Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your tendered Common Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange of tendered Common Shares eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. If you are a U.S. Holder, you should complete the Form W-9 included as part of the Letter of Transmittal. Any tendering stockholder or other payee who is a U.S. Holder and who fails to complete, sign and return to the Depositary the Form W-9 included in the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to United States backup withholding. Such withholding would be equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Sections 3 and 14. All stockholders should review the discussion in Sections 3 and 14 regarding material U.S. federal income tax issues and consult their own tax advisor regarding the tax consequences of the Offer. Special tax consequences may apply with respect to shares tendered through the Scholastic Corporation 401(k) Savings and Retirement Plan or by individuals who exercise stock options or participate in our ESPP. See Section 14. We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay a stock transfer tax if I tender my Common Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Common Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Georgeson Inc., our Information Agent, or UBS Securities LLC, our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

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FORWARD-LOOKING STATEMENTS

This Offer to Purchase may include forward-looking statements that reflect our current views with respect to future events, future financial performance, strategies, expectations, and the competitive environment. Words such as "may," "will," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar expressions, as well as statements in future tense, identify forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in SEC filings and otherwise. The Company cautions readers that results or expectations expressed by forward-looking statements are subject to various risks and uncertainties, including, without limitation, those relating to the Company's future business prospects, plans, conditions in the children's book and educational material markets and acceptance of the Company's products in those markets, ecommerce and digital initiatives strategies, goals, revenues, improved efficiencies, general costs, manufacturing costs, medical costs, merit pay, operating margins, working capital, liquidity, capital needs and expected investing activity, are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors noted in this Offer to Purchase, in the discussion of risk factors in the Company's most recent report on Form 10-K and elsewhere in the Form 10-K and in discussions of other risks and factors identified from time to time in other documents of the Company on file with or furnished to the SEC. Except as required by law, Scholastic undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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INTRODUCTION

To the Stockholders of Scholastic Corporation:

Scholastic Corporation (the "Company," "Scholastic," "we," "our" or "us") invites its stockholders to tender their shares of common stock, par value $0.01 per share of the Company (the "Common Shares"), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"), we are offering to purchase up to 5,405,405 Common Shares pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $40.00 nor less than $37.00 per Share ("Auction Tenders"), or (ii) purchase price tenders ("Purchase Price Tenders"). Stockholders who wish to tender Common Shares without specifying a price at which such Common Shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, Common Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein.

The Offer will expire on January 26, 2016, at 5:00 p.m., New York City time, unless the Offer is extended or withdrawn (such date, as it may be extended, the "Expiration Time").

After the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per Common Share (the "Purchase Price"), which will be not more than $40.00 and not less than $37.00 per Common Share, that we will pay for Common Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Common Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Common Shares pursuant to Auction Tenders. Common Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $37.00 per Common Share for purposes of determining the Purchase Price (which is the minimum price per Common Share under the Offer). The Purchase Price will be the lowest price per Common Share of not more than $40.00 and not less than $37.00 per Common Share at which Common Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Common Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $200 million. Common Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Common Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the Common Shares tendered at or below the Purchase Price may not be purchased if more than the number of Common Shares we seek are properly tendered and not properly withdrawn.

Only Common Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. Common Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

Stockholders must complete, among other items, the section of the Letter of Transmittal relating to the price or prices at which they are tendering Common Shares in order to properly tender Common Shares. Stockholders who tender Common Shares must specify whether they are making an Auction Tender or a Purchase Price Tender. Any stockholder who wishes to tender Common Shares at more than one price must complete a separate Letter of Transmittal for each price at which Common Shares are being tendered. See Section 3.

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THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF COMMON SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR COMMON SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR COMMON SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR COMMON SHARES AND, IF SO, HOW MANY COMMON SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Upon the terms and subject to the conditions of the Offer, if the number of Common Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $200 million, we will purchase Common Shares:

•	First, from all stockholders who properly tender Common Shares at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Common Shares (except for stockholders who tendered Common Shares conditionally for which the condition was not satisfied), until we have purchased Common Shares resulting in an aggregate purchase price of $200 million; and

•	Second, only if necessary to permit us to purchase Common Shares resulting in an aggregate purchase price of $200 million, from holders who properly tender Common Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Common Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Common Shares prior to the Expiration Time. See Sections 1 and 6.

Because of the proration and conditional tender provisions described above, we may not purchase all of the Common Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to tendering stockholders in cash, less any applicable withholding taxes and without interest, for all Common Shares purchased. Tendering stockholders who hold Common Shares registered in their own name and who tender their Common Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of Common Shares by us pursuant to the Offer. Stockholders holding Common Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if stockholders tender Common Shares through such nominees and not directly to the Depositary. See Section 3.

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Also, any tendering stockholder or other payee who is a U.S. Holder and who fails to complete, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the U.S. Holder (as defined in Section 14) or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 14 regarding material U.S. federal income tax consequences of the Offer.

In addition, holders of vested but unexercised options to purchase Common Shares under our share-based compensation plans may exercise such options through the Company's Stock Plan Administrator, Fidelity Stock Plan Services LLC, in accordance with the terms of our share-based compensation plans and the Company's policies and practices, and tender in the Offer some or all of the Common Shares issued upon such exercise. Holders of restricted stock units may not tender the Common Shares underlying such units in the Offer unless and until the restrictions on such units have lapsed and such units have vested and been settled in Common Shares. See Section 3.

We will pay all reasonable fees and expenses incurred in connection with the Offer by Computershare Trust Company, N.A., the Depositary for the Offer, Georgeson Inc., the Information Agent for the Offer, and UBS Securities LLC, our Dealer Manager. See Section 16.

As of December 20, 2015, there were 32,675,638 Common Shares issued and outstanding. The maximum of 5,405,405 Common Shares that we are offering to purchase under the Offer represents approximately 16.54% of the total number of Common Shares issued and outstanding as of December 20, 2015. Assuming the Offer is fully subscribed, the minimum of 5,000,000 Common Shares that we are offering to purchase under the Offer represents approximately 15.30% of the total number of Common Shares issued and outstanding as of December 20, 2015. See Section 1.

The Common Shares are listed on NASDAQ and trade under the symbol "SCHL." On December 16, 2015, the last full trading day before the announcement of the intention to make the Offer, the reported closing price of the Common Shares on NASDAQ was $41.19 per Common Share. On December 18, 2015, the last full trading day prior to the announcement of the price range of the Offer, the reported closing price of the Common Shares on NASDAQ was $37.71 per Common Share and on December 23, 2015, the last full trading day before the announcement of the Offer, the reported closing price of the Common Shares on NASDAQ was $38.49 per Common Share. You are urged to obtain current market quotations for the Common Shares before deciding whether, and at what price or prices, to tender your Common Shares pursuant to the Offer. See Section 8.

References in this Offer to Purchase to "dollars" and "$" are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

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THE OFFER

1.	Number of Common Shares; Purchase Price; Proration.

General. Promptly following the Expiration Time, Scholastic will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not more than $40.00 and not less than $37.00 per Common Share) that it will pay for Common Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Common Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Common Shares pursuant to Auction Tenders. Common Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $37.00 per Common Share for purposes of determining the Purchase Price (which is the minimum price per Common Share under the Offer). The Purchase Price will be the lowest price per Common Share of not more than $40.00 and not less than $37.00 per Common Share at which Common Shares have been tendered or have been deemed to be tendered in the Offer that will enable Scholastic to purchase the maximum number of tendered Common Shares having an aggregate purchase price not exceeding $200 million. Common Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal or less than the Purchase Price.

Promptly after determining the Purchase Price, Scholastic will publicly announce the Purchase Price and all stockholders who have properly tendered and not properly withdrawn their Common Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all Common Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tender described below.

The Purchase Price will be denominated in United States dollars and all payments to stockholders under the Offer will be made in United States dollars.

Stockholders properly tendering Common Shares pursuant to Auction Tenders at $37.00 per Common Share (the minimum purchase price under the Offer) and stockholders properly tendering Common Shares pursuant to Purchase Price Tenders can reasonably expect to have such Common Shares purchased at the Purchase Price if any Common Shares are purchased under the Offer (subject to provisions relating to proration and conditional tender described below).

Common Shares acquired pursuant to the Offer will be acquired by Scholastic free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Common Shares to stockholders of record on or prior to the date on which the Common Shares are taken up and paid for under the Offer shall be for the account of such stockholders. See Section 8.

The Offer is not conditioned upon obtaining financing or any minimum number of Common Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of Common Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $200 million:

•	First, subject to the conditional tender provisions described in Section 6, we will purchase all Common Shares properly tendered and not properly withdrawn at prices at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Common Shares, as described below, until we have purchased Common Shares resulting in an aggregate purchase price of $200 million.

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•	Second, only if necessary to permit us to purchase Common Shares resulting in an aggregate purchase price of $200 million, Common Shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not properly withdrawn prior to the Expiration Time, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Common Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Common Shares prior to the Expiration Time.

As a result of the foregoing priorities applicable to the purchase of Common Shares tendered, it is possible that all of the Common Shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Common Shares, it is possible that none of those Common Shares will be purchased.

Proration. If proration of tendered Common Shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional Common Shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering Common Shares will be based on the ratio of the number of Common Shares properly tendered and not properly withdrawn by the stockholder to the total number of Common Shares properly tendered and not properly withdrawn by all stockholders at or below the Purchase Price. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers. If the Offer is oversubscribed, Common Shares tendered at or below the purchase price and not properly withdrawn will be subject to proration.

As described in Section 14, the number of Common Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder's decisions whether or not to tender Common Shares and whether or not to condition any tender upon our purchase of a stated number of Common Shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders Common Shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which Common Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Common Shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Common Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Scholastic's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Common Shares.

If you are a participant in the Scholastic Corporation 401(k) Savings and Retirement Plan, you should be aware that the plan is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, the plan trustee may be prohibited from following participant directions to tender Common Shares to the Company at certain prices within the offered range.

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2.	Purpose of the Offer; Certain Effects of the Offer.

Since our founding in 1920, one of our principal operating objectives has been to utilize capital efficiently. We manage our capital by evaluating the returns available to stockholders in our global children's publishing, education and media businesses, assessing potential returns in complementary lines of business and, where appropriate and subject to applicable law and other considerations, returning excess capital to stockholders.

On May 29, 2015, the Educational Technology and Services business (the "Ed Tech Business") previously operated by the Company was sold for a cash purchase price of $ 575 million, resulting in net proceeds of approximately $369 million after applicable taxes and transaction-related expenses. During this period, the Company was also considering various courses of action available to it in connection with the utilization of a portion of its New York City headquarters buildings at 555 and 557 Broadway suitable for retail use, having purchased the land and building located at 555 Broadway, which it had occupied for many years under a triple net lease, in February 2014. On December 16, 2015, at a regular meeting of the Board of Directors (the "Board") at which management presented to the Board and the Board reviewed the two primary options available to the Company in respect of its headquarter building, principally selling the space available for retail use to a third party or continuing its ownership of the entirety of its headquarters buildings as an operating asset and itself, either using its own available funding or utilizing mortgage financing, developing and leasing the space suitable for retail, retaining a professional property manager to oversee the leasing and property management activities.

At the December 16, 2015 Board meeting, the Board determined that the best course of action was to retain ownership and the future value of its headquarters space at 555 and 557 Broadway and to generate increased rental income by leasing the lower floors to retailers. The Company is investing approximately $10 million in its current fiscal year ending May 31, 2016 to convert the space for additional rental retail operations and intends to sign leases with high-quality tenants, generating reliable recurring revenue streams. The new leases would be expected to commence in fiscal 2017, with the subsequent increase in recurring lease revenue to be accretive to operating income over time. The Company will also continue to realize the cash tax benefits from the deduction of depreciation expenses on the property. It was further determined not to seek mortgage financing in connection with the development of the retail component. While it also preserves for the Company the flexibility to consider a potential real estate transaction at some point in the future, the Company has no present plans or intentions concerning such a transaction.

As a result of the sale of the Ed Tech Business, management of the Company has been considering various methods of returning value to stockholders in light of the Company’s cash position following the sale and the significant after-tax proceeds resulting from the sale. The alternatives considered have been a significant special dividend, which would be in addition to the Company's regular quarterly dividends, and a significant share repurchase event through a modified Dutch Auction tender offer. In considering the range of alternatives, management met several times with UBS Securities LLC to review such alternatives prior to the December 16, 2015 Board meeting.

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At the December 16, 2015 meeting, in addition to considering how the Company should proceed with its headquarters space as noted above, at management's request, the Board considered the issue of returning a portion of the Company's cash to its stockholders. UBS Securities LLC made a presentation to the Board with respect to alternative methods for returning excess cash to the stockholders by means of either a Dutch Auction tender offer or a special dividend, during which presentation UBS Securities LLC provided general market context for management's recommendation to the Board, reviewed precedent transactions and discussed the pros and cons of different price ranges. In considering whether (and to what extent) excess cash could be returned to the stockholders, the Board reviewed with management the Company's current and projected cash position, including the current cash position of approximately $350 million, principally consisting of the net proceeds received from the sale of the Ed Tech business, the Company's anticipated capital expense needs through the fiscal year ending May 31, 2017, including, among others, the capital required to convert the relevant headquarters space for retail use, as well as additional spending to improve the building for office efficiency, and the projected capital needs for the Company’s current technology transformation initiatives.

As a result of this review, the Board determined that the Company should be able to fund all of its reasonably anticipated capital needs and return excess cash in the amount of $200 million to the stockholders. After considering the presentations made by management and UBS Securities LLC, the Board approved a modified Dutch auction tender offer to acquire up to $200 million of the Company's Common Shares.

The Company believes that the modified Dutch Auction tender offer mechanism is a prudent use of the Company's financial resources and an efficient way to return capital to stockholders who wish to receive cash for all or a portion of their Common Shares. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Common Shares without potential disruption to the Common Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Common Shares, without potential disruption to the Common Share price and the usual transaction costs associated with market sales. In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Common Shares in the Offer and, if the Company completes the Offer, will therefore have a greater percentage ownership in Scholastic and its future earnings and assets, while also bearing the attendant risks associated with owning Common Shares.

The repurchase of the Common Shares through the Offer will be made entirely from cash on hand, and will not be financed by borrowings under the Company’s revolving credit agreement. The Company believes that, following the Offer and the repurchase of Common Shares pursuant thereto, it will continue to maintain sufficient liquidity to fund ongoing operations, including working capital requirements, pension contributions, dividends, currently authorized common share repurchases, debt service, planned capital expenditures and other investments, including the planned investment in the New York City headquarters buildings to improve their efficiency for business operations and accommodate all New York Staff at the 555/557 Broadway location. Following the repurchase of shares pursuant to the Offer, the Company will continue to have $59.9 million available under the current Board authorization for purchases of its common stock in the market or in privately negotiated transactions from time to time as conditions allow.

After completing the Offer, the Company may consider various forms of share repurchases, including open market purchases and/or tender offers, after taking into account the Company’s results of operations, financial position and capital requirements, general business conditions and legal, tax, regulatory and other factors deemed relevant. See Section 2.

It is currently intended that the Common Shares acquired in the Offer will be held as treasury shares available for use if deemed appropriate, including in connection with the issuance of Common Shares as a result of the exercise or vesting of Common Share awards under the Company’s equity incentive plans. Other than as may be deemed appropriate from time to time in connection with such equity incentive plans, there are no present plans or intentions concerning the sale or disposition of any Common Shares which may be purchased in the Offer and held as treasury shares.

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WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Certain Effects of the Offer. Stockholders who do not tender their Common Shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Common Shares or proration will continue to be owners of the Company. As a result, if we complete the Offer, those stockholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with owning our equity securities. Stockholders may be able to sell non-tendered Common Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its Common Shares in the future.

The Offer will reduce our "public float" (the number of Common Shares owned by non-affiliated stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders.

Richard Robinson, the Chairman, President and Chief Executive Officer of Scholastic, and other members of the Robinson family, as well as the other officers and directors of Scholastic, have informed us that they do not intend to tender Common Shares in the Offer. Additionally, Richard Robinson and the other members of the Robinson family, who are the beneficial owners of all of the outstanding Class A Shares, have informed us that they do not intend to sell or transfer ownership of any Class A Shares or convert any Class A Shares to Common Shares prior to the Expiration Time. As a result, the Offer will increase the proportional holdings of our officers and of the Robinson family, as well as those of our directors. After expiration or termination of the Offer, our directors and officers may sell their Common Shares, subject to applicable law and applicable policies and practices of the Company, from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our holders of Common Share pursuant to the Offer. See Section 11.

The voting power of the Company's capital stock is vested exclusively in the holders of the Class A Shares, except for the right of the holders of Common Shares to elect one-fifth of the Board of Directors and except as otherwise provided by law or as may be established in favor of any series of preferred stock that may be issued. Richard Robinson and other members of the Robinson Family beneficially own all of the outstanding Class A Shares and are able to elect up to four-fifths of the Company's Board of Directors and, without the approval of the Company's other stockholders, to effect or block other actions or transactions requiring stockholder approval, such as a merger, sale of substantially all assets or similar transaction. The Offer to Purchase transaction will not result in a change of control of the Company. Mr. Robinson's proportionate share of the outstanding Common Shares (currently 16.2% as calculated pursuant to Exchange Act Rule 13d-3) will increase, as well as his ability to influence the election of the one-fifth of the Board of Directors elected by the holders of the Common Shares.

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Based on the published guidelines of NASDAQ and the conditions of the Offer, we believe that our purchase of up to 5,405,405 Common Shares pursuant to the Offer will not result in delisting of the remaining Common Shares on NASDAQ. The Common Shares are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires, among other things, that we furnish certain information to our stockholders and the Securities and Exchange Commission (the "SEC") and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of Common Shares pursuant to the Offer will not result in the Common Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the Common Shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act. See Section 7.

Common Shares we acquire pursuant to the Offer will be retained as treasury shares by us (unless and until our Board of Directors determines to retire or reissue such Common Shares). Such Common Shares will be held in treasury with the status of authorized Common Shares and will be available for us to reissue without further stockholder action for all purposes except as prohibited or limited by applicable law or the rules of NASDAQ. Other than in connection with the exercise or vesting of equity incentive grants under the Company's equity incentive plans, we have no current plans for the reissuance of Common Shares purchased pursuant to the Offer, but reserve the right to do so without notice.

The accounting for the purchase of Common Shares pursuant to the Offer will result in a reduction of our stockholders' equity in an amount equal to the aggregate purchase price of the Common Shares we purchase plus the fees related to the Offer and a corresponding reduction in total cash and investments.

Our Common Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Common Shares as collateral. We believe that, following the purchase of Common Shares pursuant to the Offer, the Common Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

Except as disclosed or incorporated by reference in this Offer to Purchase, Scholastic currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any material extraordinary transaction, such as a merger, reorganization or liquidation, involving Scholastic or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Scholastic or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of Scholastic;

•	any change in the present Board of Directors or management of Scholastic, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any other material change in Scholastic's corporate structure or business;

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•	any class of equity securities of Scholastic becoming eligible for termination of registration under Section 12(g) of the Exchange Act or ceasing to be authorized for listing on NASDAQ;

•	the suspension of Scholastic's obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of Scholastic, or the disposition by any person of securities of Scholastic, other than purchases and dispositions related to the exercise of outstanding options to purchase Common Shares and the vesting of restricted stock units granted to certain employees (including directors and officers); or

•	any changes in Scholastic's Certificate of Incorporation or Bylaws, in each case as currently in effect, or other governing instruments or other actions that could impede the acquisition of control of Scholastic.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events (including, without limitation, opportunities to acquire or dispose of businesses). We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.	Procedures for Tendering Common Shares.

Proper Tender of Common Shares. For Common Shares to be tendered properly in the Offer:

•	the certificates for the Common Shares, or confirmation of receipt of the Common Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 to the Letter of Transmittal, each stockholder desiring to tender Common Shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned "Auction Price Tenders: Shares Tendered at a Price Determined by You," indicating the price at which Common Shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned "Purchase Price Tenders: Shares Tendered at a Price Determined Pursuant to the Offer," in which case you will be deemed to have tendered your Common Shares at the minimum price of $37.00 per Common Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $37.00 PER SHARE.) A tender of Common Shares will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Stockholders who tender Common Shares must specify whether they are making an Auction Tender or Purchase Price Tender.

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If tendering stockholders wish to maximize the chance that their Common Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Purchase Price Tenders: Shares Tendered at a Price Determined by the Offer." Note that this election is deemed to be a tender of Common Shares at the minimum price of $37.00 per Common Share and could result in the tendered Common Shares being purchased at the minimum price of $37.00 per Common Share. See Section 8 for recent market prices for the Common Shares.

If tendering stockholders wish to indicate a specific price (in increments of $0.25) at which their Common Shares are being tendered, they must check the box indicating such price under the section captioned "Auction Price Tenders: Price (in Dollars) per Share at Which Shares are Being Tendered." Tendering stockholders should be aware that this election could mean that none of their Common Shares will be purchased if the price selected by the stockholder is higher than the Purchase Price. A stockholder who wishes to tender Common Shares at more than one price must complete a separate Letter of Transmittal for each price at which Common Shares are being tendered. The same Common Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Common Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

Stockholders holding Common Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their Common Shares. Stockholders who hold Common Shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender Common Shares through such nominees and not directly to the Depositary.

Stockholders may tender Common Shares subject to the condition that all or a specified minimum number of Common Shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled "Conditional Tender" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to determine the minimum number of Common Shares to be purchased. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Common Shares tendered and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Issuance Instructions" in the Letter of Transmittal; or

•	Common Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the NASDAQ OMX Group, Inc., Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution").

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If a certificate for Common Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Common Shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Common Shares (or a timely confirmation of the book-entry transfer of the Common Shares into the Depositary's account at DTC, as described below), a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Common Shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Common Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery. The Depositary will establish an account with respect to the Common Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Common Shares by causing DTC to transfer those Common Shares into the Depositary's account in accordance with DTC's procedures for that transfer. Although delivery of Common Shares may be effected through a book-entry transfer into the Depositary's account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Common Shares cannot be effected prior to the Expiration Time.

The confirmation of a book-entry transfer of Common Shares into the Depositary's account at DTC is referred to in this Offer to Purchase as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures will not constitute delivery to the Depositary.

The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Common Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Scholastic may enforce such agreement against that participant.

Guaranteed Delivery. If a stockholder desires to tender Common Shares in the Offer and the stockholder's Common Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the Common Shares may still be tendered if all of the following conditions are satisfied:

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•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Scholastic has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the certificates for all tendered Common Shares, in proper form for transfer (or confirmation of book-entry transfer of the Common Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase.

Stock Options. Options to purchase Common Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options through the Company's Stock Plan Administrator, Fidelity Stock Plan Services LLC, in accordance with the terms of our share-based compensation plans and the Company's policies and practices, and tender the Common Shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Common Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration dates of your options, the range of tender prices and the provisions for pro rata purchases by Scholastic described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisor, financial advisor and/or broker.

Please be advised that it is the optionholder's responsibility to tender Common Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Common Shares issued pursuant to vested stock options in a time period sufficient to allow tender of those Common Shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such Common Shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least four business days prior to the Expiration Time (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 4:00 p.m., New York City time, on January 21, 2016).

Restricted Stock Units. Holders of restricted stock units under our share-based compensation plans may not tender the Common Shares underlying such restricted stock units in the Offer unless and until the restrictions on the restricted stock units have lapsed and such units are vested and settled in Common Shares. If Common Shares have been issued to you in respect of vested restricted stock units, you may tender some or all of such Common Shares in the Offer. See "Proper Tender of Common Shares" above.

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Employee Stock Purchase Plan. If you have purchased Common Shares in connection with participation in the Scholastic Corporation Employee Stock Purchase Plan ("ESPP"), you may tender some or all of such Common Shares in the Offer. See "Proper Tender of Common Shares" above.

Scholastic Corporation 401(k) Savings and Retirement Plan. Participants in the Scholastic Corporation 401(k) Savings and Retirement Plan whose shares are held by a trustee may not use the Letter of Transmittal to direct the tender of shares held in the plan account. Instead, to tender plan shares, plan participants must follow the separate instructions that will be provided by the trustee of the plan. These instructions will require a plan participant to complete and execute a Direction Form provided with the separate instructions in order to tender shares held in plan accounts. The separate instructions will specify instructions as to where to send the Direction Form and the deadline for submitting the Direction Form to the trustee. For administrative reasons, the deadline for submitting Direction Forms under the Scholastic 401(k) Savings and Retirement Plan will be earlier than the Expiration Time of the Offer. Participants in the plan should confirm their deadline by carefully reading the materials provided to them by the plan trustee.

Return of Unpurchased Common Shares. If any tendered Common Shares are not purchased, or if less than all Common Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Common Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Common Shares, or, in the case of Common Shares tendered by book-entry transfer at DTC, the Common Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. Holder pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the "IRS"). A U.S. Holder will not be subject to backup withholding if the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct or otherwise establishes an exemption. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain "exempt recipients" (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-U.S. Holder (other than a partnership) to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder's exempt status. See "Important U.S. Tax Information" in the Letter of Transmittal.

Information reporting to the IRS may also apply to proceeds from the Offer.

Stockholders are urged to consult with their own tax advisors regarding information reporting and possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

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For a more complete discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.

Determination of Validity; Rejection of Common Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Common Shares to be accepted, the Purchase Price to be paid for Common Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Common Shares will be determined by Scholastic, in its sole discretion, and will be final and binding on all parties. Scholastic reserves the absolute right to reject any or all tenders of any Common Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. Scholastic also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered Common Shares. Scholastic also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Common Shares, whether or not Scholastic waives similar defects or irregularities in the case of any other stockholder. No tender of Common Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Scholastic. Scholastic will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Common Shares. None of Scholastic, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Common Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Common Shares are accepted by lot, such person has a "net long position" (i.e., more Common Shares held in long positions than in short positions) in (1) a number of Common Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Common Shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Common Shares ("Equivalent Securities") that are equal to or greater than the number of Common Shares tendered and, upon the acceptance of such tender, will acquire such Common Shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such Common Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Common Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (i) such stockholder has a "net long position" in a number of Common Shares or Equivalent Securities at least equal to the Common Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Common Shares tendered in the Offer will constitute a binding agreement between the tendering stockholders and us upon the terms and subject to the conditions of the Offer, including the foregoing representations and warranties of the tendering stockholders.

Lost or Destroyed Certificates. If any certificate representing Common Shares has been lost or destroyed, the stockholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate(s) or to submit an affidavit of lost or destroyed certificate(s) and agreement of indemnity. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

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Certificates for Common Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Scholastic, the Dealer Manager or the Information Agent. Any certificates delivered to Scholastic, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.	Withdrawal Rights.

Common Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless Scholastic has already accepted your tendered Common Shares for payment, you may withdraw your tendered Common Shares at any time after 12:00 Midnight, New York City time, on February 27, 2016. Except as otherwise provided in this Section 4, tenders of Common Shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Common Shares to be withdrawn and the name of the registered holder of the Common Shares to be withdrawn, if different from the person who tendered the Common Shares. A stockholder who has tendered Common Shares at more than one price must complete a separate notice of withdrawal for Common Shares tendered at each price. If the certificates for Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Common Shares to be withdrawn and, unless an Eligible Institution has tendered those Common Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Common Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Common Shares and must otherwise comply with DTC's procedures.

Withdrawals may not be rescinded, and any Common Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Common Shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Scholastic, in its sole discretion, and will be final and binding on all parties. Scholastic reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Common Shares by any stockholder, whether or not Scholastic waives similar defects or irregularities in the case of any other stockholder. None of Scholastic, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

If Scholastic extends the Offer, is delayed in its purchase of Common Shares, or is unable to purchase Common Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Common Shares on behalf of Scholastic, and such Common Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

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For Common Shares held through the Scholastic Corporation 401(k) Savings and Retirement Plan, please refer to the special instructions that are being sent by the plan trustee to plan participants for information about withdrawal rights and the earlier deadline to submit withdrawal instructions.

5.	Purchase of Common Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for Common Shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of Common Shares so tendered and the prices specified by tendering stockholders, and (2) accept for payment and pay an aggregate purchase price of up to $200 million for Common Shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the proration and conditional tender provisions of the Offer, Common Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Common Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Common Share for all of the Common Shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for Common Shares, or a timely book-entry confirmation of the deposit of Common Shares into the Depositary's account at DTC, (2) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) including any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other required documents.

We will pay for Common Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Common Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered Common Shares accepted for payment promptly after the Expiration Time. Certificates for all Common Shares tendered and not purchased, including all Common Shares tendered at prices in excess of the Purchase Price and Common Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Common Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Common Shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

If you are a participant in the Scholastic Corporation 401(k) Savings and Retirement Plan, you should be aware that the plan trustee is prohibited from selling Common Shares to us for a price less than the prevailing market price. Accordingly, the plan trustee may be prohibited from following participant directions to tender Common Shares to the Company at certain prices within the offered range.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase Common Shares pursuant to the Offer. See Section 7.

In addition, subject to applicable law, we have expressly reserved the right, in our sole discretion, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in the Offer or by decreasing or increasing the number of Shares sought in the Offer. See Section 15.

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We will pay all stock transfer taxes, if any, payable on the transfer to us of Common Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Common Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

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6.	Conditional Tender of Common Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, we will prorate the Common Shares purchased pursuant to the Offer. As discussed in Section 14, the number of Common Shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have Common Shares sold pursuant to the Offer treated as a sale or exchange of such Common Shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender Common Shares subject to the condition that all or a specified minimum number of the stockholder's Common Shares tendered must be purchased if any Common Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to calculate the minimum number of Common Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Common Shares. Notwithstanding the general discussion contained in this Section 6, conditional tenders are not permissible with respect to the tender of Common Shares under the Scholastic Corporation 401(k) Savings and Retirement Plan.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Common Shares that must be purchased if any are to be purchased. After the Expiration Time, if the number of Common Shares properly tendered and not properly withdrawn pursuant to Auction Tender at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tender would result in an aggregate purchase price of more than $200 million, so that we must prorate our acceptance of and payment for tendered Common Shares, we will calculate a preliminary proration percentage, based upon all Common Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Common Shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the Common Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph).

After giving effect to these withdrawals, we will accept the remaining Common Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of Common Shares to be purchased to fall below an aggregate Purchase Price of $200 million, then, to the extent feasible, we will select enough of the Common Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Common Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Common Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Common Shares are conditionally tendered must have properly tendered all of their Common Shares.

All Common Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration and not otherwise purchased will be returned at our expense to the tendering stockholder promptly after the Expiration Time.

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7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Common Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, Common Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•	there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•	challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Common Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Common Shares;

•	our acceptance for payment, purchase or payment for any Common Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Common Shares thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	there shall have occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

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•	the commencement or escalation, on or after December 28, 2015, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any other jurisdiction in which Scholastic or any of our subsidiaries have an office;

•	any decrease of more than 10% in the market price for the Common Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on December 28, 2015;

•	any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, results of operations or prospects of Scholastic and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

•	any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Scholastic or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Scholastic and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of our outstanding Common Shares (other than the Offer) shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

•	we shall have determined that the consummation of the Offer and the purchase of the Common Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Common Shares to be (1) held by less than 300 persons, (2) delisted from NASDAQ or (3) eligible for deregistration under the Exchange Act.

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Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if Scholastic's determinations are challenged by a stockholder.

8.	Price Range of Common Shares; Dividends.

Our Common Shares are listed for trading on NASDAQ under the symbol "SCHL." The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Common Share as reported on NASDAQ and dividends declared.

	High	Low	Cash Dividend Declared
Fiscal Year ended May 31, 2014

First quarter	$33.14	$28.20	$0.125
Second quarter	31.84	27.40	0.15
Third quarter	35.29	27.69	0.15
Fourth quarter	36.74	30.58	0.15
Fiscal Year ended May 31, 2015

First quarter	$36.87	$31.12	$0.15
Second quarter	36.23	30.49	0.15
Third quarter	37.57	33.21	0.15
Fourth quarter	45.49	35.40	0.15
Fiscal Year ending May 31, 2016

First quarter	$46.28	$40.01	$0.15
Second quarter	44.24	37.58	0.15
Third quarter (through December 23, 2015)	42.61	36.76	0.15

On December 16, 2015, the last full trading day prior to the announcement of our intention to conduct the Offer, the reported closing price of the Common Shares on NASDAQ was $41.19 per Common Share. On December 18, 2015, the last full trading day prior to the announcement of the price range of the Offer, the reported closing price of the Common Shares on NASDAQ was $37.71 per Common Share and on December 23, 2015, the last full trading day before commencement of the Offer, the reported closing price of the Common Shares on NASDAQ was $38.49 per Common Share. You are urged to obtain current market quotations for the Common Shares before deciding whether, and at what price or prices, to tender your Common Shares pursuant to the Offer.

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On December 16, 2015, our Board of Directors announced a quarterly dividend of $0.15 per Class A and Common Share, which is reflected in the table above. The dividend is payable on March 15, 2016 to Class A and Common Shareholders of record on January 29, 2016. Persons tendering their shares in the Offer will be entitled to participate in this cash dividend that is payable on March 15, 2016 in respect of their tendered shares, whether or not the tendered Common Shares are purchased by us.

9.	Source and Amount of Funds.

The Offer is not subject to a financing contingency. Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Common Shares, together with related fees and expenses, to be approximately $202,000,000. Scholastic will fund any purchase of Common Shares pursuant to the Offer, including the related fees and expenses, from available cash. Our available cash includes the after tax proceeds from the sale of our former Ed Tech Business at the end of fiscal 2015.

10.	Certain Information Concerning the Company.

The Company. Scholastic is the world’s largest publisher and distributor of children’s books, a leading provider of print and digital instructional materials for pre-K to grade 12, and a producer of educational and entertaining children’s media. The Company creates quality books and ebooks, educational materials and programs, classroom magazines and other products that, in combination, offer schools customized and comprehensive solutions to support children’s learning both at school and at home. Since its founding in 1920, Scholastic has emphasized quality products and a dedication to reading and learning. The Company is the leading operator of school-based book clubs and book fairs in the United States. It distributes its products and services through these proprietary channels, as well as directly to schools and libraries, through retail stores and through the internet. The Company’s website, scholastic.com, is a leading site for teachers, classrooms and parents and an award-winning destination for children. Scholastic has operations in the United States, Canada, the United Kingdom, Australia, New Zealand, Ireland, India, China, Singapore and other parts of Asia and, through its export business, sells products in more than 150 countries. On May 29, 2015, the Company sold its former Ed Tech Business. The Company also completed a restructuring of the businesses comprising its former Media, Licensing and Advertising segment in the fourth quarter of fiscal 2015.

The Company currently employs approximately 6,600 people in the United States and approximately 2,300 people outside the United States.

Recent Developments.

•	On December 28, 2015 we issued a news release announcing the commencement of this Offer and filed a related Schedule TO-I.

•	On December 21, 2015 we issued a news release announcing the price range for Common Shares tendered in this Offer and filed a related Form 8-K and a related Schedule TO-C.

•	On December 18, 2015 we filed a Form 8-K announcing the appointment of David Young to the Board of Directors.

•	On December 18, 2015 we filed a Form 10-Q for the quarterly period ended November 30, 2015.

•	On December 17, 2015 we issued a news release reporting our earnings for the second quarter of fiscal 2016 and furnished a related Form 8-K.

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•	On December 17, 2015 we issued a news release announcing the Board of Directors' decision to approve this Offer and filed a related Form 8-K and a related Schedule TO-C.

•	On December 16, 2015 we issued a news release announcing a quarterly dividend of $0.15 per Common and Class A Share, payable on March 15, 2016 to holders of record on January 29, 2016.

•	On October 30, 2015 we filed a Form 8-K to report the resignation of Katrina Lane from our Board of Directors in light of her acceptance of a senior management position at Amazon.com, Inc.

•	On September 25, 2015 we filed a Form 10-Q for the quarterly period ended August 31, 2015.

•	On September 24, 2015 we issued a news release reporting our earnings for the first quarter of fiscal 2016 and furnished a related Form 8-K.

•	On September 23, 2015 we filed a Form 8-K to report the results of voting at our annual meeting of stockholders.

•	On August 13, 2015 we filed a Form 8-K reporting that the holders of our Class A Shares had fixed the size of our Board of Directors at nine directors.

Available Information. We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the "Schedule TO") with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company's publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Relations section of Company's website located at http://investor.scholastic.com to access the Schedule TO and related documents.

Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

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•	Annual Report on Form 10-K for the fiscal year ended May 31, 2015, as filed on July 29, 2015;

•	Definitive Proxy Statement on Schedule 14A, as filed on August 11, 2015;

•	Quarterly reports on Form 10-Q, as filed on September 25, 2015 and December 18, 2015;

•	Current reports on Form 8-K, as filed on August 13, 2015, September 23, 2015, October 30, 2015, December 17, 2015 (under Item 8.01), December 18, 2015 and December 21, 2015; and

•	Schedules TO-C, as filed on December 17, 2015 and December 21, 2015.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC's website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

All Shareholders, Banks and Brokers

Call Toll Free: (888) 661-5651

11.         Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Shares.

Common Shares Outstanding. As of December 20, 2015, we had 32,675,638 issued and outstanding Common Shares. Since the Purchase Price will only be determined after the Expiration Time, the number of Common Shares that will be purchased will not be known until after that time. If the Purchase Price is determined to be $37.00 per Common Share, the minimum Purchase Price under the Offer, the maximum number of Common Shares that will be purchased under the Offer is 5,405,405. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $40.00 per Common Share, the maximum Purchase Price under the Offer, the minimum number of Common Shares that will be purchased under the Offer is 5,000,000. The maximum of 5,405,405 Common Shares that the Company is offering to purchase under the Offer represents approximately 16.54% of the total number of Common Shares issued and outstanding as of December 20, 2015. Assuming the Offer is fully subscribed, the minimum of 5,000,000 Common Shares that the Company is offering to purchase under the Offer represents approximately 15.3% of the total number of Common Shares issued and outstanding as of December 20, 2015.

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Interests of Directors and Executive Officers. As of December 23, 2015, our directors and executive officers as a group (12 persons) beneficially owned an aggregate of 6,227,274 Common Shares, representing 18.6% of the total number of outstanding Common Shares as determined in accordance with Exchange Act Rule 13d-3. Additionally, our directors and executive officers as a group (12 persons) beneficially owned an aggregate of 2,489,200 Class A Shares, representing 100% of the total number of outstanding Class A Shares, including 833,000 vested options to purchase Class A Shares. Our directors and officers would be entitled to participate in the Offer on the same basis as other stockholders. However, Richard Robinson, the Chairman, President and Chief Executive Officer of Scholastic, and other members of the Robinson family, as well as the other officers and directors of Scholastic, have informed us that they do not intend to tender Common Shares in the Offer. Additionally, Richard Robinson and the other members of the Robinson family, who are the beneficial owners of all of the outstanding Class A Shares, have informed us that they do not intend to sell or transfer ownership of any Class A Shares or convert any Class A Shares to Common Shares prior to the Expiration Time. After expiration or termination of the Offer, our directors and officers may sell their Common Shares and members of the Robinson family, including Richard Robinson, may sell their Common Shares or their Class A Shares, or convert their Class A Shares to Common Shares, in each case, subject to applicable law and applicable policies and practices of the Company from time to time, in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our holders of Common Shares pursuant to the Offer.

The following tables set forth as of December 23, 2015: (i) the aggregate number and percentage of Class A Shares and Common Shares that were beneficially owned (as determined under Exchange Act Rule 13d-3) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for any such person) more than 5% of our outstanding Class A Shares and Common Shares, and (ii) the aggregate number of Class A Shares and Common Shares that were beneficially owned (as determined under Exchange Act Rule 13d-3) by each of our current directors and executive officers, and by all directors and executive officers as a group. For purposes of these tables, and in accordance with SEC rules, Class A Shares and Common Shares are considered "beneficially owned" if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest or direct the divestment of the securities. A person is also considered to beneficially own Class A Shares or Common Shares that he or she has the right to acquire within 60 days after December 23, 2015, in accordance with Exchange Act Rule 13d-3.

The business address of each of our directors and executive officers is c/o Scholastic Corporation, 557 Broadway, New York, NY 10012.

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(i)          Owners of More than 5% of Our Class A Shares and Common Shares

	Class A Shares		Common Shares
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Richard Robinson
c/o Scholastic Corporation
557 Broadway
New York, NY 10012	2,489,200	100%	5,796,982	(3)	16.2%

Barbara Robinson Buckland
c/o Scholastic Corporation
557 Broadway
New York, NY 10012	648,620	39.2%	2,483,212		7.5%

Mary Sue Robinson Morrill
c/o Scholastic Corporation
557 Broadway
New York, NY 10012	765,296	46.2%	3,113,258	(4)	9.3%

William W. Robinson
c/o Scholastic Corporation
557 Broadway
New York, NY 10012	648,620	39.2%	2,514,257	(5)	7.6%

Florence Robinson Ford
c/o Scholastic Corporation
557 Broadway
New York, NY 10012	648,620	39.2%	2,473,457		7.4%

Andrew S. Hedden
c/o Scholastic Corporation
557 Broadway
New York, NY 10012	648,620	39.2%	2,428,387	(6)	7.3%

Trust under the Will of
Maurice R. Robinson
c/o Scholastic Corporation
557 Broadway
New York, NY 10012	648,620	39.2%	2,331,712		7.0%

Trust under the Will of
Florence L. Robinson
c/o Scholastic Corporation
557 Broadway
New York, NY 10012	116,676	7.0%	466,676		1.4%

T. Rowe Price Associates, Inc. and
T. Rowe Price Mid-Cap Value Fund, Inc.
100 E. Pratt Street
Baltimore, MD 21202	—	—	5,176,260	(7)	15.8%

Blackrock, Inc.
55 East 52nd Street
New York, NY 10022	—	—	2,317,770	(8)	7.1%

Royce & Associates LLC
745 Fifth Avenue
New York, NY 10151	—	—	3,189,359	(9)	9.8%

Dimensional Fund Advisors LP
Building One
6300 Bee Cave Road
Austin, TX 78746	—	—	2,640,365	(10)	8.1%

Fairpointe Capital LLC
One North Franklin Ste. 3300
Chicago, IL 60606	—	—	2,917,514	(11)	8.9%

The Vanguard Group
100 Vanguard Boulevard
Malvern, PA 19355	—	—	1,719,927	(12)	5.3%

(1)	Each of Richard Robinson, Barbara Robinson Buckland, Mary Sue Robinson Morrill, William W. Robinson, Florence Robinson Ford, Andrew S. Hedden and the Trust under the Will of Maurice R. Robinson (the “Maurice R. Robinson Trust”) have filed Statements on Schedule 13G with the SEC (the “13G Filings”) regarding beneficial ownership of Common Shares. Richard Robinson, Chairman of the Board, President and Chief Executive Officer of the Company, Barbara Robinson Buckland, Mary Sue Robinson Morrill, William W. Robinson and Florence Robinson Ford, all of whom are siblings of Richard Robinson, and Andrew S. Hedden, a director and executive officer of the Company, are trustees of the Maurice R. Robinson Trust, with shared voting and investment power with respect to the shares owned by the Maurice R. Robinson Trust. Under the terms of the Maurice R. Robinson Trust, the vote of a majority of the trustees is required to vote or direct the disposition of the shares held by the Maurice R. Robinson Trust. In addition, Richard Robinson and Mary Sue Robinson Morrill are the co-trustees of the Trust under the Will of Florence L. Robinson (the “Florence L. Robinson Trust”), with shared voting and investment power with respect to the shares owned by the Florence L. Robinson Trust. Any acts by the Florence L. Robinson Trust require the approval of each trustee. Each such trust directly owns the shares attributed to it in the table and each person listed herein as a trustee of such trust is deemed to be the beneficial owner of the shares directly owned by such trust. Based on their 13G Filings and subsequent information made available to the Company, the aggregate beneficial ownership of the Class A Stock on the date of this Offer to Purchase by the following persons was: Richard Robinson—1,723,904 shares (sole voting and investment power), which includes 833,000 shares issuable under options to purchase Class A Stock (“Class A Options”) exercisable by Mr. Robinson within 60 days of the Record Date, and 765,296 shares (shared voting and investment power); Barbara Robinson Buckland—648,620 shares (shared voting and investment power); Mary Sue Robinson Morrill—765,296 shares (shared voting and investment power); William W. Robinson—648,620 shares (shared voting and investment power); Florence Robinson Ford—648,620 shares (shared voting and investment power); Andrew S. Hedden—648,620 shares (shared voting and investment power); Maurice R. Robinson Trust—648,620 shares (sole voting and investment power); and Florence L. Robinson Trust—116,676 shares (sole voting and investment power).

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(2)	The Class A Shares are convertible at the option of the holder into Common Shares at any time on a share-for-share basis. The number of Common Shares and percentage of the outstanding Common Shares for each beneficial owner of Class A Stock assumes the conversion of such holder’s Class A Shares (including the 833,000 shares issuable under the Class A Options exercisable within 60 days of the date of this Offer to Purchase, in the case of Mr. Robinson) into Common Shares. Based on their 13G Filings and subsequent information made available to the Company, the aggregate beneficial ownership of Common Shares on the date of this Offer to Purchase by the following holders was: Richard Robinson—2,998,594 shares (sole voting and investment power), which includes the 833,000 shares under the Class A Options exercisable within 60 days of the date of this Offer to Purchase held by Mr. Robinson, and 2,798,388 shares (shared voting and investment power); Barbara Robinson Buckland—151,500 shares (sole voting and investment power) and 2,331,712 shares (shared voting and investment power); Mary Sue Robinson Morrill —3,113,258 shares (shared voting and investment power); William W. Robinson—170,045 shares (sole voting and investment power) and 2,344,212 shares (shared voting and investment power); Florence Robinson Ford—141,745 shares (sole voting and investment power) and 2,331,712 shares (shared voting and investment power); Andrew S. Hedden—96,675 shares (sole voting and investment power) and 2,331,712 shares (shared voting and investment power); Maurice R. Robinson Trust—2,331,712 shares (sole voting and investment power); and Florence L. Robinson Trust—466,676 shares (sole voting and investment power).

(3)	Includes 2,489,200 Common Shares issuable on conversion of the Class A Stock (including the 833,000 shares issuable under the Class A Options) described in Notes 1 and 2 above; 550,548 Common Shares held directly by Mr. Robinson; 100,000 shares held in the RR 2014 Revocable Trust; 369,309 Common Shares under options exercisable by Mr. Robinson within 60 days of the date of this Offer to Purchase under the Scholastic Corporation 2011 Stock Incentive Plan (the “2011 Plan”); 151,832 Common Shares under options exercisable by Mr. Robinson within 60 days of the date of this Offer to Purchase under the Scholastic Corporation 2001 Stock Incentive Plan (the “2001 Plan”); 10,380 Common Shares with respect to which Mr. Robinson had voting rights on the date of this Offer to Purchase under the Scholastic Corporation 401(k) Savings and Retirement Plan (the “401(k) Plan”); 1,683,092 Common Shares owned by the Maurice R. Robinson Trust; 350,000 Common Shares owned by the Florence L. Robinson Trust; 48,430 Common Shares for which Mr. Robinson is custodian under separate custodial accounts for his two sons and 44,191 Common Shares owned by the Richard Robinson Charitable Fund. Does not include an additional 82,701 unvested RSUs (as defined herein) under the MSPP. 550,548 Common Shares are pledged to a bank as collateral for a personal loan.

(4)	Does not include an aggregate of 205,908 Common Shares held under Trusts for which Ms. Morrill’s spouse is the trustee, 2,350 shares held by her daughter-in-law, 4,150 shares held by her son as to which Ms. Morrill disclaims beneficial ownership and 97,275 shares in an insurance trust for which neither Ms. Morrill nor her spouse are trustees.

(5)	Does not include 16,550 Common Shares held under trusts for Mr. William Robinson’s children where his former spouse is a trustee.

(6)	Includes 12,744 Common Shares held directly by Mr. Hedden; 2,000 shares held in an IRA; 31,931 shares under options exercisable within 60 days of the date of this Offer to Purchase under the 2011 Plan; 50,000 shares under options exercisable within 60 days of the date of this Offer to Purchase under the 2001 Plan; 648,620 Common Shares issuable on conversion of the Class A Stock owned by the Maurice Robinson Trust; and 1,683,092 Common Shares owned by the Maurice R. Robinson Trust. Does not include 7,673 unvested RSUs under the MSPP and 14,639 unvested RSUs under the 2011 Plan.

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(7)	The information for T. Rowe Price Associates, Inc. (“Price Associates”) is derived from a Schedule 13G Amendment filed on behalf of Price Associates and the T Rowe Price Mid-Cap Value Fund, Inc. (the “Mid-Cap Value Fund”) dated April 10, 2015, filed with the SEC reporting beneficial ownership on behalf of both Price Associates and the Mid-Cap Value Fund as of March 31, 2015. These shares are owned by various individual and institutional investors, as to which Price Associates serves as investment adviser and Price Associates holds 3,363,660 shares, with sole dispositive power over all such shares and sole voting power over 640,413 of such shares, and the Mid-Cap Value Fund holds 1,812,600 shares, with sole voting power over all such shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates and the Mid-Cap Value Fund are deemed to be a beneficial owner of these shares; however, Price Associates and the Mid-Cap Value Fund expressly disclaim that they are, in fact, the beneficial owner of such shares.

(8)	The information for Blackrock, Inc. (“Blackrock”) is derived from a Schedule 13G Amendment, dated January 12, 2015, filed with the SEC reporting beneficial ownership as of December 31, 2014. Blackrock has the sole power to direct investments with regard to all such shares and the sole power to vote 2,246,324 of such shares. Accordingly, for purposes of the reporting requirements of the Exchange Act, Blackrock is deemed to be a beneficial owner of these shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, these shares.

(9)	The information for Royce & Associates LLC (“Royce”) is derived from a Schedule 13G Amendment, dated January 21, 2015, filed with the SEC reporting beneficial ownership as of December 31, 2014. Royce has the sole power to vote and direct investments with regard to all such shares. Accordingly, for purposes of the reporting requirements of the Exchange Act, Royce is deemed to be a beneficial owner of these shares. Various accounts managed by Royce have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The interest of one account, Royce Special Equity Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce, amounted to 2,725,000 shares, over 5% of the total shares outstanding of the Company’s Common Shares.

(10)	The information for Dimensional Fund Advisors LP (“Dimensional Fund”) is derived from a Schedule 13G Amendment, dated February 5, 2015, filed with the SEC reporting beneficial ownership as of December 31, 2014. Dimensional Fund serves as investment adviser to certain investment companies and as investment manager to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional Fund may act as an advisor or subadvisor to certain funds. The Funds own these shares, and in its role as investment advisor, subadvisor and/or manager, Dimensional Fund or its subsidiaries (collectively, “Dimensional”) has the sole power to direct investments with regard to all such shares and the sole power to vote 2,569,855 of such shares. The funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held in their respective accounts. For purposes of the reporting requirements of the Exchange Act, Dimensional Fund is deemed to be a beneficial owner of these shares; however, Dimensional Fund expressly disclaims that it is, in fact, the beneficial owner of such shares.

(11)	The information for Fairpointe Capital LLC (“Fairpointe”) is derived from a Schedule 13G Amendment, dated February 4, 2015, filed with the SEC reporting beneficial ownership as of December 31, 2014. Fairpointe has the sole power to vote with regard to 2,816,540 of such shares, the sole power to direct investments with regard to 2,859,714 of such shares and the shared power to direct investments with regard to 57,800 of such shares. Accordingly, for purposes of the reporting requirements of the Exchange Act, Fairpointe is deemed to be a beneficial owner of these shares.

(12)	The information for The Vanguard Group (“Vanguard”) is derived from a Schedule 13G Amendment, dated February 9, 2015, filed with the SEC reporting beneficial ownership as of December 31, 2014. Vanguard has the sole power to vote with regard to 34,102 shares and the sole power to direct investments with regard to 1,687,425 of such shares and the shared power to direct investments with regard to 32,502 of such shares. Accordingly, for purposes of the reporting requirements of the Exchange Act, Vanguard is deemed to be a beneficial owner of these shares.

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(ii)         Directors and Executive Officers

	Class A Shares			Common Shares
	Amount and			Amount and
	Nature of			Nature of
	Beneficial		Percent	Beneficial		Percent
	Ownership		of	Ownership		of
Name	(1)		Class	(1)		Class
Directors
Richard Robinson	2,489,200	(2)	100%	5,796,982	(3)	16.2%

Andrés Alonso	—		—	0		*

James W. Barge	—		—	30,646	(4)	*

Marianne Caponnetto	—		—	20,354	(5)	*

John L Davies	—		—	3,560	(6)	*

Andrew S. Hedden	648,620	(2)	39.2%	2,428,387	(7)	7.3%

Peter Warwick	—		—	3,560	(8)	*

Margaret A. Williams	—		—	18,046	(9)	*

David Young	—		—	0		*

Executive Officers

Richard Robinson	2,489,200	(2)	100%	5,796,982	(3)	16.2%

Maureen O’Connell	—		—	81,649	(10)	*

Judith Newman	—		—	67,255	(11)	*

Andrew S. Hedden	648,620	(2)	39.2%	2,428,387	(7)	7.3%

Alan J. Boyko	—		—	108,547	(12)	*
All directors and executive officers as a group (12 persons)	2,489,200	(2)	100%	6,227,626	(13)	18.6%

*	Less than 1.0%

(1)	Except as indicated in the notes below, each person named has sole voting and investment power with respect to the shares shown opposite his or her name.

(2)	See the information with respect to Richard Robinson and Andrew S. Hedden under “Principal Holders of Class A Shares and Common Shares” above. The shares of Class A Shares are convertible at the option of the holder into Common Shares at any time on a share-for-share basis.

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(3)	See the information with respect to Richard Robinson under “Principal Holders of Class A Shares and Common Shares” above.

(4)	Includes 9,883 Common Shares held directly by Mr. Barge and 20,763 Common Shares under options exercisable by Mr. Barge within 60 days of the date of this Offer to Purchase under the Scholastic Corporation 2007 Outside Directors Stock Incentive Plan or the Amended and Restated Scholastic Corporation 2007 Outside Directors Stock Incentive Plan (together, the “2007 Plan”).

(5)	Includes 6,283 Common Shares held directly by Ms. Caponnetto and 14,071 Common Shares under options exercisable by Ms. Caponnetto within 60 days of the date of this Offer to Purchase under the 2007 Plan.

(6)	Includes 1,252 Common Shares held directly by Mr. Davies and 2,308 options exercisable by Mr. Davies within 60 days of the date of this Offer to Purchase under the 2007 Plan.

(7)	See the information with respect to Andrew S. Hedden under “Principal Holders of Class A Shares and Common Shares” above.

(8)	Includes 1,252 Common Shares held directly by Mr. Warwick and 2,308 Common Shares under options exercisable by Mr. Warwick within 60 days of the date of this Offer to Purchase under the 2007 Plan.

(9)	Includes 6,283 Common Shares held directly by Ms. Williams, 11,763 Common Shares under options exercisable by Ms. Williams within 60 days of the date of this Offer to Purchase under the 2007 Plan.

(10)	Includes 13,901 Common Shares held directly by Ms. O’Connell, 25 Common Shares owned by Ms. O’Connell’s minor son, 61,723 Common Shares under options exercisable by Ms. O’Connell within 60 days of the date of this Offer to Purchase under the 2011 Plan and 6,000 Common Shares under options exercisable by Ms. O’Connell within 60 days of the date of this Offer to Purchase under the 2001 Plan. Does not include an additional 9,718 unvested RSUs under the MSPP and 26,946 unvested RSUs under the 2011 Plan.

(11)	Includes 11,167 Common Shares held directly by Ms. Newman, 46,189 Common Shares under options exercisable by Ms. Newman within 60 days of the date of this Offer to Purchase under the 2011 Plan, 8,000 Common Shares under options exercisable by Ms. Newman within 60 days of the date of this Offer to Purchase under the 2001 Plan, 1,500 RSUs vested under the 2001 Plan and 399 RSUs vested under the MSPP. Does not include an additional 11,817 unvested RSUs under the MSPP and 6,475 unvested RSUs under the 2011 Plan.

(12)	Includes 24,625 Common Shares held directly by Mr. Boyko, 46,189 Common Shares under options exercisable by Mr. Boyko within 60 days of the date of this Offer to Purchase under the 2011 Plan, 33,720 Common Shares under options exercisable by Mr. Boyko within 60 days of the date of this Offer to Purchase under the 2001 Plan and 4,013 shares held under the 401(k) Plan. Does not include an additional 6,564 unvested RSUs under the MSPP and 6,475 unvested RSUs under the 2011 Plan.

(13)	Includes 2,489,200 Common Shares issuable on conversion of the Class A Shares (including the 833,000 shares issuable under the Class A Options) described in Notes 1 and 2 under “Principal Holders of Class A Shares and Common Shares” above; 1,683,092 Common Shares owned by the Maurice R. Robinson Trust; 350,000 Common Shares owned by the Florence L. Robinson Trust; 48,430 Common Shares for which Mr. Robinson is custodian under a separate custodial account for his two sons; 44,191 shares owned by the Richard Robinson Charitable Fund and 100,000 shares in the RR 2014 Trust. Also includes an aggregate of 637,938 Common Shares held directly and 25 shares beneficially owned by all directors and executive officers as a group; an aggregate of 555,341 Common Shares under options exercisable by members of the group within 60 days of the date of this Offer to Purchase under the 2011 Plan; an aggregate of 249,552 Common Shares under options exercisable by members of the group within 60 days of the date of this Offer to Purchase under the 2001 Plan; an aggregate of 51,213 Common Shares under options exercisable by members of the group within 60 days of the date of this Offer to Purchase under the 2007 Plan; 1,500 RSUs vested under the 2001 Plan; an aggregate of 399 RSUs vested under the MSPP; 2,000 Common Shares held in IRAs; and an aggregate of 14,393 Common Shares with respect to which members of the group had voting rights as of the date of this Offer to Purchase under the 401(k) Plan. Does not include an aggregate of 118,473 unvested RSUs under the MSPP and an aggregate of 54,535 unvested RSUs under the 2011 Plan.

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Recent Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of the Company or any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Common Shares during the 60 days prior to the date of the Offer to Purchase except as follows:

Date of Transaction	Identity of Person	Number of Shares	Price per Share	Nature of Transaction

12/22/2015 (Closing price for SCHL Common Shares was $38.25)	Richard Robinson	544	N/A	Gift by Mr. Robinson to his two children.

12/22/2015 (Closing price for SCHL Common Shares was $38.25)	Richard Robinson	10,000	N/A	Gift by Mr. Robinson to the Richard Robinson Charitable Fund.

11/25/2015 (Closing price for SCHL Common Shares was $43.16)	Maureen O’Connell	10,681	$ 43.00	Cashless exercise and sale of stock options on NASDAQ under a 10b5-1 plan.

11/20/2015 (Closing price for SCHL Common Shares was $42.96)	Maureen O’Connell	19,674	$ 43.00	Cashless exercise and sale of stock options on NASDAQ under a 10b5-1 plan.

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Share-Based Compensation Plans. The Company currently makes its grants of stock options and restricted stock units under the Scholastic Corporation 2011 Stock Incentive Plan (as amended, the “2011 Plan”), which was approved by the Board in July 2011 and by the Class A stockholders in September 2011. Previously, equity awards had been made under the Scholastic Corporation 2001 Stock Incentive Plan (the "2001 Plan").

The Human Resources and Compensation Committee of the Board of Directors (the "HRCC") has determined that its current practice should be to generally consider the award of restricted stock units ("RSUs"), stock options or a combination thereof, which determination reflects the desire to maintain a strong long-term equity component executive compensation and to reduce, through the use of restricted stock units, the number of equity units required to provide such component. Accordingly, the Company currently utilizes grants of stock options, restricted stock units or a combination of both to qualified executives, including its executive officers.

In granting RSUs and stock options to its executive officers and directors under the Company's equity compensation plans, the HRCC determines the fair value of the stock options based upon the Black-Scholes model of calculating the fair value of a stock option, including the use of an exercise price equal to the fair market value of a Common Share on the date of grant. Similarly, the fair value of the RSUs awarded by the HRCC is based upon the fair market value of a Common Share on the date of grant.

Options to Purchase Common Shares and RSUs

On May 21, 2015, the HRCC approved special equity incentive bonuses for Maureen O’Connell and Andrew S. Hedden of $600,000 and $350,000, respectively, which were made on August 3, 2015 in the form of grants of RSUs. The grants, of 13,995 RSUs for Ms. O’Connell and 8,164 RSUs for Mr. Hedden, vest in three equal cumulative annual installments commencing on the first anniversary of August 3, 2015 and each anniversary thereafter and otherwise are subject to the terms and conditions provided in the 2011 Plan. These grants were made to Ms. O'Connell and Mr. Hedden based on their responsibility for the consummation of the sale of the Ed Tech Business and their efforts in connection therewith.

In connection with its customary annual consideration of awards to be made under the Company's equity compensation plans, on September 21, 2015 the HRCC granted equity-based awards under the 2011 Plan, comprised of a mix of stock options (70%) and RSUs (30%), to the Company's executive officers (other than Mr. Robinson), as follows:

Executive	RSUs Granted	Options to Purchase Common Shares Granted

Maureen E. O'Connell	4,621	31,942

Andrew S. Hedden	2,410	15,972

Judith A. Newman	2,410	15,972

Alan J. Boyko	2,410	15,972

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The foregoing stock options vest in 25% annual installments beginning on the first anniversary of the grant date and expire after ten years.

The foregoing RSUs convert automatically into Common Shares on a one-to-one basis upon vesting. The vesting of RSUs is in four equal installments beginning with the first anniversary of the date of grant.

Equity Awards for the Chief Executive Officer.

At its September 21, 2015 meeting, the HRCC approved an award of stock options to Mr. Robinson under the 2011 Plan to purchase 137,477 Common Shares. Equity grants to Mr. Robinson have only included stock options and not RSUs.

Other Equity-Based Incentives. The Scholastic Corporation Employee Stock Purchase Plan (as amended, the "ESPP") and the Scholastic Corporation Management Stock Purchase Plan (as amended, the "MSPP") were designed to augment the Company's stock-based incentive programs by providing participating employees with equity opportunities intended to further align their interests with the Company and its stockholders. The purpose of the ESPP is to encourage broad-based employee stock ownership. The ESPP is offered to United States-based employees, including executive officers other than Mr. Robinson. The ESPP permits participating employees to purchase, through after-tax payroll deductions, Common Shares at a 15% discount from the closing price of the Common Shares on the last business day of each fiscal quarter.

Under the MSPP, which was adopted in 1999 in order to provide an additional incentive for senior management, including the executive officers, to invest in Common Shares through the use of their cash bonuses paid under the Company's Management Incentive Plan ("MIP") or its Executive Performance Incentive Plan ("EPIP"), eligible members of senior management may use such annual cash bonus payments on a tax-deferred basis to purchase RSUs in the Company at a 25% discount from the lowest closing price for Common Shares in the fiscal quarter in which the bonus is paid. The deferral period chosen by the participants may not be less than the three-year vesting period for the RSUs, with the first three years of deferral running concurrently with the vesting period. Upon expiration of the applicable deferral period, the RSUs are converted into Common Shares on a one-to-one basis. All of the Company's executive officers, other than Mr. Hedden, have elected to participate in the MSPP for fiscal 2016.

Director Equity Compensation. Pursuant to the Amended and Restated Scholastic Corporation 2007 Outside Directors Stock Incentive Plan (the “Amended Directors Plan”), which provides for annual equity awards to Outside Directors on the date of each annual meeting of stockholders, the Board, at its July 2015 meeting, determined that, for fiscal 2016, stock options and RSUs would be awarded to each Outside Director having a combined value of $70,000, with 60% of such value to be awarded as RSUs and 40% of such value to be awarded as stock options. Pursuant to the terms of the Amended Directors Plan, the stock options and RSUs generally vest on the earlier of the first anniversary of the date of grant or the next annual meeting of stockholders following the date of grant. The stock options expire on September 21, 2026. In December 2015, the Amended Directors Plan was further amended to provide for pro-rata grants of options and RSUs to individuals who are appointed to the Board of Directors between annual meetings of stockholders. On December 16, 2015 David Young was elected to the Board to fill a vacancy created by a resignation and on that day he received a grant of his pro-rata portion (80%) of the $70,000 annual grant made under the Scholastic Corporation 2007 Outside Directors Stock Incentive Plan, which resulted in a grant of 1,464 stock options and 818 RSUs which expire on September 21, 2026. Mr. Young's initial award will vest on the date of the next annual meeting of stockholders.

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Under the terms of the Scholastic Corporation Directors’ Deferred Compensation Plan, directors are permitted to defer 50% or 100% of their cash retainers and other fees. Deferred amounts accrue interest at a rate equal to the 30-year United States Treasury bill rate and are paid in cash upon the later of termination from Board service or the end of the deferral period, unless paid earlier due to death, disability, change-of-control of the Company or severe financial hardship. None of the Outside Directors currently participate in such plan.

Change of Control Arrangement for Certain holders of Class A Shares. Pursuant to an agreement dated July 23, 1990 between the Maurice R. Robinson Trust and Richard Robinson, the Maurice R. Robinson Trust has agreed that if it receives an offer from any person to purchase any or all of the Class A Shares owned by the Maurice R. Robinson Trust and it desires to accept such offer, Richard Robinson shall have the right of first refusal to purchase all, but not less than all, of the Class A Shares that such person has offered to purchase for the same price and on the same terms and conditions offered by such person. In the event Richard Robinson does not elect to exercise such option, the Maurice R. Robinson Trust shall be free to sell such Class A Shares in accordance with the offer it has received. In addition, if Richard Robinson receives an offer from any person to purchase any or all of his Class A Shares and the result of that sale would be to transfer to any person other than Richard Robinson or his heirs voting power sufficient to enable such other person to elect the majority of the Board, either alone or in concert with any person other than Richard Robinson, his heirs or the Maurice R. Robinson Trust (a "Control Offer"), and Mr. Robinson desires to accept the Control Offer, the Maurice R. Robinson Trust shall have the option to sell any or all of its Class A Shares to the person making the Control Offer at the price and on the terms and conditions set forth in the Control Offer. If the Maurice R. Robinson Trust does not exercise its option, Mr. Robinson shall be free to accept the Control Offer and to sell his Class A Shares in accordance with the terms of the Control Offer. If the Maurice R. Robinson Trust exercises its option, Mr. Robinson cannot accept the Control Offer unless the person making the Control Offer purchases the Class A Shares that the Maurice R. Robinson Trust has elected to sell.

Severance Agreement with Executive Officer On September 26, 2013, the Company entered into a severance agreement with Maureen O’Connell, Executive Vice President, Chief Administrative Officer and Chief Financial Officer of the Company (the “Severance Agreement”).

Under the terms of the Severance Agreement, Ms. O’Connell would be eligible to receive certain severance benefits in the event that she is terminated by the Company without Cause or if she voluntarily terminates her employment with the Company for Good Reason within a defined period after the occurrence of a Good Reason event. “Good Reason” is defined as: (i) a material diminution of Ms. O’Connell’s executive titles or responsibilities and/or certain changes in reporting lines, (ii) a material reduction in salary, bonus or benefits (not being contemporaneously applied to all of the other senior executives at her level) or (iii) a material change in the geographic location of her employment. “Cause” is defined as: (i) conviction for certain crimes, (ii) gross negligence or willful malfeasance in the performance of her duties or (iii) material failure to adhere to the Company’s Code of Ethics, other written policies and procedures or instructions from the Company’s Board of Directors or Chief Executive Officer that are within the scope of Ms. O’Connell’s duties. In certain of these instances, a notice and cure period applies to either the Company or Ms. O’Connell. The severance benefits to which Ms. O’Connell would be entitled following such any such termination include: (i) a lump sum cash payment equal to thirty three (33) times her monthly base salary, (ii) any bonus (if earned) relating to a fiscal year which was completed before the effectiveness of such termination, (iii) an amount equal to Ms. O’Connell’s target bonus for the fiscal year in which a termination occurs, pro-rated (based upon a percentage defined by a fraction, the numerator of which is the number of full months during the fiscal year prior to the date of effectiveness of her termination, and the denominator of which is twelve), provided that the Company’s performance criteria for the fiscal year are met on a pro forma basis, and (iv) an amount equal to the cost to purchase continuing medical benefits for Ms. O’Connell and her family for a one year period under the federal COBRA law.

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In addition, following any involuntary termination without Cause or a voluntary termination by her for Good Reason, all of Ms. O’Connell’s then unvested equity awards issued to her under the Company’s equity plans would immediately vest without further restriction and Ms. O’Connell would be entitled to exercise any stock options then held by her for a period of ninety days or any such longer period as may be provided in the applicable stock option plan or award agreement.

Ms. O’Connell would be entitled to receive her lump sum cash severance payment not later than the 30th business day following the termination of her employment, provided she has executed a general release of claims in favor of the Company and any revocation period to which she is entitled by law in respect of such release has expired before the end of such 30-day period.

If the sum of any payments owed to Ms. O’Connell as a result of an involuntary termination without Cause or a voluntary termination by her for Good Reason following a change of control of the Company would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended), then such payments or other benefit due to Ms. O’Connell will be reduced to the amount that is $1.00 less than the smallest sum that would subject Ms. O’Connell to an excise tax under Section 4999 of the Internal Revenue Code. The Severance Agreement also provides that it is intended that all payments and benefits under the Severance Agreement will comply with Section 409A of the Internal Revenue Code and the regulations thereunder.

The Severance Agreement contains non-solicitation, non-disclosure and non-disparagement covenants. The non-solicitation covenant continues for a period of twelve months after a termination of Ms. O’Connell’s employment with the Company covered by the Severance Agreement.

Transaction with Executive Officer During fiscal 2014, the Audit Committee reviewed and approved a transaction whereby the Company’s Trade group and Egg in the Hole Productions LLC, which is wholly-owned by Judith Newman, an executive officer of Scholastic, would enter into a publishing agreement for the publication of certain children’s books by the Company. Under the arrangement, an aggregate amount of $80,000 was initially payable to Egg in the Hole Productions as advances against delivery of the manuscripts for the first four books in a projected children’s book series, of which $50,000 has been paid to date. During fiscal 2015, the arrangement was extended to cover an additional series of two books, with an advance against delivery of $30,000, of which $15,000 has been paid to date. The transaction, including the advance and royalty structure, is based on normal market rates for a project of this type. However, because of the additional royalties which could be paid, depending upon the success of the books, the approval of the Audit Committee of the Company's Board of Directors to the proposed publishing project with Ms. Newman was sought and received, since there is the potential for the aggregate amount of the transaction to exceed $120,000 and Ms. Newman is an executive officer of the Company. Additionally, Ms. Newman, who is the President of Scholastic Book Clubs, would not be involved in any decisions on the part of the Book Clubs group whether to include any of the books produced in the projected series as Book Club offerings.

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Change-in-control. None of the MSPP, the 2001 Plan, the 2011 Plan or the Class A Plan contains provisions that automatically change the terms of any award or accelerates the vesting of any unvested restricted stock unit or stock option upon a change-in-control. However, each of these plans has various provisions that would permit the Board committee responsible for administering such plan to amend, change or terminate the plan and/or the terms of the awards made under the plan or otherwise provide for the (i) acceleration of vesting of restricted stock units, (ii) acceleration of vesting of stock options and/or (iii) conversion of restricted stock units to stock. Accordingly, the following information is being provided because the HRCC (which administers each of these plans) has this power and may, in its discretion, choose to exercise such power in connection with a change-in-control or similar event (such as a merger or consolidation in which the Company is not the surviving entity or the acquisition of the Company’s Common Shares by a single person or group).

Potential Payments Upon Termination Or Change-In-Control

Eligible members of senior management, including the executive oficers, may defer receipt of all or a portion of their annual cash bonus payments, received under the MIP or EPIP, through the purchase of RSUs under the MSPP. The following table describes the payment provisions for RSUs under the terms of the MSPP upon a termination of employment of an executive participating in the MSPP.

Voluntary
Termination
Status of	or Termination	Involuntary	Normal	Death or
RSU	for Cause	Termination	Retirement(1)	Disability
Vested RSUs	RSUs convert into stock.	RSUs convert into stock.	RSUs convert into stock.	RSUs convert into stock.

Unvested RSUs	RSUs are forfeited and participant receives cash equal to the lesser of the fair market value of the underlying stock or the purchase price of the unvested RSUs.	RSUs are forfeited and participant receives a partial payment in stock and cash. The amount of stock is equal to a percentage of RSUs, with the number of full years of employment since purchase as the numerator and 3 as the denominator, and the remainder is paid in cash at the lesser of the purchase price of the unvested RSUs or the fair market value of the number of shares underlying the unvested RSUs on the date of termination	Vesting is accelerated and RSUs convert into stock.	Vesting is accelerated and RSUs convert into stock.

(1)	Under the terms of the MSPP, for all RSUs purchased prior to September 21, 2011, the definition of normal retirement is age 55 or older and for all RSUs purchased after September 21, 2011, the definition of normal retirement is age 55 or older plus 10 years of employment.

The Company has granted to its executive officers, with the exception of Mr. Robinson who has received only stock options, a combination of stock options and restricted stock units as part of its long-term compensation program.

The following table illustrates the payment provisions upon a termination of employment for stock options and restricted stock units under the 2001 Plan and the 2011 Plan in effect at May 31, 2015.

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Type of equity	Voluntary Termination	Termination for Cause	Involuntary Termination	Normal Retirement	Death or Disability
Non-qualified stock options granted before July 21, 2009 under the 2001 Plan.	Unvested options are forfeited. Participant has 90 days to exercise vested options.	All options expire as of the date of termination.	Unvested options are forfeited. Participant has 90 days to exercise vested options.	Unvested options are forfeited. Participant has 3 years to exercise vested options. Retirement defined as age 55 or older.	Vesting accelerates. Participant or his estate has one year to exercise vested options.

Non-qualified stock options granted on or after July 21, 2009 under the 2001 Plan and non-qualified stock options granted under the 2011 Plan.	Unvested options are forfeited. Participant has 90 days to exercise vested options.	All options expire as of the date of termination.	Unvested options are forfeited. Participant has 90 days to exercise vested options.	Unvested options continue to vest. Participant has 3 years from the date of retirement to exercise vested options. Retirement defined as age 55 or older and 10 years employment.	Vesting accelerates. Participant or his estate has one year to exercise vested options.

Restricted Stock Units (RSUs) granted before July 21, 2009 under the 2001 Plan.	Unvested RSUs are forfeited.	Unvested RSUs are forfeited.	Vesting is accelerated and RSUs convert into stock.	Vesting is accelerated and RSUs convert into stock. Retirement defined as age 55 or older.	Vesting is accelerated and RSUs convert into stock.

RSUs granted on or after July 21, 2009 under the 2001 Plan.	Unvested RSUs are forfeited.	Unvested RSUs are forfeited.	Unvested RSUs are forfeited.	RSUs continue to vest for a period of 3 years. Retirement defined as age 55 or older and 10 years employment.	Vesting is accelerated and RSUs convert into stock.

RSUs granted prior to March 22, 2012 under the 2011 Plan.	Unvested RSUs are forfeited.	Unvested RSUs are forfeited.	Unvested RSUs are forfeited.	Vesting is accelerated and RSUs convert into stock. Retirement defined as age 55 or older and 10 years employment.	Vesting is accelerated and RSUs convert into stock.

RSUs granted under the 2011 Plan on or after March 22, 2012.	Unvested RSUs are forfeited.	Unvested RSUs are forfeited.	Unvested RSUs are forfeited.	Vesting is accelerated and RSUs convert into stock for all RSUs granted more than one year before the date of retirement. Retirement defined as age 55 or older and 10 years employment.	Vesting is accelerated and RSUs convert into stock.

The following table illustrates the payment provisions upon a termination of employment for stock options received by Mr. Robinson under a former stock incentive plan pursuant to which he received options to purchase Class A Shares.

Type of equity	Voluntary Termination or Termination for Cause	Involuntary Termination	Normal Retirement	Death or Disability
Non-qualified stock options	Unvested options are forfeited. Participant has 90 days to exercise vested options.	Unvested options are forfeited. Participant has 90 days to exercise vested options.	Unvested options are forfeited. Participant has three years to exercise vested options.	Vesting of options accelerates. Participant or his estate has one year to exercise vested options.

General. Except as otherwise described or incorporated by reference in this Offer to Purchase, the Schedule TO or Company's most recent proxy statement, and except for the share-based compensation plans, which are described in Note 10 to the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2015, which descriptions are incorporated herein by reference, and the agreements described above, none of the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

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12.         Effects of the Offer on the Market for Common Shares; Registration under the Exchange Act.

The purchase by us of Common Shares pursuant to the Offer will reduce the number of Common Shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the Common Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Common Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Common Shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of Common Shares under the Offer will cause the remaining outstanding Common Shares to be delisted from NASDAQ. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Common Shares will not cause the Common Shares to be delisted from NASDAQ. See Section 7.

Our Common Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Common Shares as collateral. We believe that, following the purchase of Common Shares under the Offer, the Common Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

The Common Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of Common Shares under the Offer pursuant to the terms of the Offer will not result in the Common Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase Common Shares pursuant to the Offer that, as a result of the consummation of the Offer, there will not be a reasonable likelihood that the Common Shares will be held by less than 300 persons or that the Common Shares will be eligible for deregistration under the Exchange Act.

13.         Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Common Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Common Shares as contemplated by the Offer. If any such approval were required, we cannot predict whether we would be required to delay the acceptance for payment of or payment for Common Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Common Shares are subject to the satisfaction of certain conditions. See Section 7.

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As a Delaware corporation, we are subject to legal restrictions on our ability to complete distributions to stockholders (such as dividends and share repurchases). These limitations take into account our retained earnings or the relative balances of our assets and liabilities and are designed to ensure that a corporation does not impair its ability to satisfy its liabilities by returning capital to its stockholders. Compliance with these limitations limits the amount of cash we can distribute to stockholders in the form of the purchase price for tendered shares. We anticipate that we will pay an aggregate purchase price of approximately $200 million for the shares tendered in the Offer, assuming the maximum of 5,405,405 shares are tendered in the Offer. See Section 9. Based on our balance sheet as of November 30, 2015, we do not believe the payment of such aggregate purchase price is subject to the restrictions imposed by Delaware law described above.

14.         Material U.S. Federal Income Tax Consequences.

The following discussion is a summary of the material U.S. federal income tax consequences to stockholders with respect to a sale of Common Shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative pronouncements of the Internal Revenue Service ("IRS") and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder's particular circumstances or to certain types of stockholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, stockholders holding the Common Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes or persons who received their Common Shares through exercise of employee stock options, participation in the Scholastic Corporation Employee Stock Purchase Plan, or otherwise as compensation. In addition, the discussion below does not consider the effect of any alternative minimum taxes, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the Common Shares are held as "capital assets" within the meaning of Section 1221 of the Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

As used herein, a "U.S. Holder" means a beneficial owner of Common Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for these purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a "Non-U.S. Holder" means a beneficial owner of Common Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Common Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Common Shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of Common Shares for cash pursuant to the Offer.

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Each stockholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering Common Shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of Common Shares Pursuant to the Offer. The sale of Common Shares by a stockholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder's particular facts and circumstances. Under Section 302 of the Code, the sale of Common Shares by a stockholder for cash pursuant to the Offer will be treated as a "sale or exchange" of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Common Shares held by the tendering U.S. Holder, if the sale (i) results in a "complete termination" of the U.S. Holder's equity interest in us under Section 302(b)(3) of the Code, (ii) is a "substantially disproportionate" redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the "Section 302 Tests").

The receipt of cash by a U.S. Holder pursuant to the Offer will result in a "complete termination" if either (i) the U.S. Holder owns none of our Common Shares either actually or constructively immediately after the Common Shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our Common Shares immediately after the sale of Common Shares pursuant to the Offer and, with respect to Common Shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Common Shares under procedures described in Section 302(c) of the Code.

The receipt of cash by a U.S. Holder pursuant to the Offer will result in a "substantially disproportionate" redemption if (i) the percentage of our then outstanding voting stock (including both Common Shares, Class A Shares and any other classes of shares that carry voting rights) actually and constructively owned by the U.S. Holder immediately following the sale of Common Shares pursuant to the Offer is less than 80% of the percentage of the outstanding Common Shares actually and constructively owned by the U.S. Holder immediately before the sale of Common Shares pursuant to the Offer; (ii) the percentage of our then outstanding common stock (including both voting and nonvoting classes of shares) actually and constructively owned by the U.S. Holder immediately following the sale of Common Shares pursuant to the Offer is less than 80% of the percentage of the outstanding common stock actually and constructively owned by the U.S. Holder immediately before the sale of Common Shares pursuant to the Offer; and (iii) immediately following the sale of Common Shares pursuant to the Offer, the U.S. Holder owns less than 50% of the total combined voting power of all classes of stock entitled to vote (Common Shares, Class A Shares and any other classes of shares that carry voting rights).

Even if the receipt of cash by a U.S. Holder pursuant to the Offer fails to satisfy either the "complete termination" test or the "substantially disproportionate" test, a U.S. Holder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the U.S. Holder's surrender of Common Shares pursuant to the Offer results in a "meaningful reduction" in the U.S. Holder's interest in the Company. Whether the receipt of cash by a U.S. Holder will be "not essentially equivalent to a dividend" will depend upon the U.S. Holder's particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a "meaningful reduction."

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Special "constructive ownership" rules will apply in determining whether any of the Section 302 Tests has been satisfied. Under these rules, a U.S. Holder must take into account not only the Common Shares that are actually owned by the U.S. Holder, but also Common Shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own Common Shares actually owned, and in some cases constructively owned by certain members of the U.S. Holder's family (generally limited to a U.S. Holder's spouse, children, grandchildren and parents) and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as Common Shares the U.S. Holder has an option to purchase.

Contemporaneous dispositions or acquisitions of Common Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that proration may occur in the Offer, and even if all the Common Shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of these Common Shares may be purchased by us. Thus, proration may affect whether the surrender of Common Shares by a stockholder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of Common Shares. U.S. Holders should consult their own tax advisors regarding whether to make a conditional tender of a minimum number of Common Shares, and the appropriate calculation thereof.

U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of Common Shares pursuant to the Offer.

Sale or Exchange Treatment. If any of the above three Section 302 Tests is satisfied, and the sale of the Common Shares is therefore treated as a "sale or exchange" for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Offer and such holder's adjusted tax basis in the Common Shares sold pursuant to the Offer. Generally, a U.S. Holder's adjusted tax basis in the Common Shares will be equal to the cost of the Common Shares to the U.S. Holder. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder's holding period for the Common Shares that were sold exceeds one year as of the date of the purchase by us pursuant to the Offer. Certain U.S. Holders (including individuals) are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain (maximum rate of 28%). A U.S. Holder's ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of Common Shares (generally, Common Shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.

Distribution Treatment. If none of the Section 302 Tests are satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder's Common Shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution would be treated as a dividend to the extent of such holder's pro rata share of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety without a reduction for the U.S. Holder's adjusted tax basis of the Common Shares exchanged (except in the instance that the distribution is in excess of our current or accumulated earnings and profits, as discussed below) and the adjusted tax basis of such exchanged Common Shares would be added to the adjusted tax basis of the remaining Common Shares, if any, held (or treated as held under the "Constructive Ownership" rules) by the U.S. Holder. Provided that minimum holding period requirements are met, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at a maximum rate of 20% on amounts treated as dividends and received in taxable years beginning after January 1, 2013. The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a return of the U.S. Holder's adjusted tax basis in the Common Shares (with a corresponding reduction in such U.S. Holder's adjusted tax basis until reduced to zero), and then as gain from the sale or exchange of the Common Shares.

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If a sale of Common Shares by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the "extraordinary dividend" provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividend-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their Common Shares.

Based on our estimates, we expect to have current earnings and profits at the time of the repurchase. However, the determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, the extent to which a U.S. Holder will be treated as receiving a dividend if the repurchase of its Common Shares pursuant to the Offer is not entitled to sale or exchange treatment under Section 302 of the Code is unclear.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Withholding for Non-U.S. Holders. See Section 3 and the discussion below under "Distribution Treatment" with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to the Offer.

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of Common Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a "sale or exchange" pursuant to the Section 302 Tests described above under "U.S. Federal Income Tax Treatment of U.S. Holders" unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to the U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the Common Shares constitute a "United States real property interest" within the meaning of Section 897 of the Code and the Non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our Common Shares. Our Common Shares will constitute a "United States real property interest" with respect to a Non-U.S. Holder if Scholastic is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Holder held shares or (ii) the five-year period ending on the date the Non-U.S. Holder sells shares pursuant to the Offer. Scholastic does not believe that it has been a "United States real property holding corporation" at any time during the last five years.

Distribution Treatment. If the Non-U.S. Holder does not satisfy any of the Section 302 Tests explained above, the full amount received by the Non-U.S. Holder with respect to the sale of Common Shares to us pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder's Common Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital (basis) or as gain from the sale of Common Shares will be determined in the manner described above under "U.S. Federal Income Tax Treatment of U.S. Holders."

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If a Non-U.S. Holder tenders Common Shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such U.S. brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering Common Shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, even if a Non-U.S. Holder tenders Common Shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before any payment is made, the Depositary has advised Scholastic that it will withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is properly exempt from U.S. federal gross income tax under any of the Section 302 tests.

To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Common Shares pursuant to the Offer in the manner and to the extent as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed, at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets any of the "complete termination," "substantially disproportionate" and "not essentially equivalent to a dividend" tests described in this Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of Common Shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Tax Considerations for Participants in Scholastic's 401(k) Savings and Retirement Plan

Special tax consequences may apply with respect to Common Shares tendered through the Scholastic Corporation 401(k) Savings and Retirement Plan. Please refer to the letter that will be sent to plan participants from the plan trustee for a discussion of the tax consequences applicable to Common Shares held pursuant to this plan.

Backup Withholding

See Section 3 with respect to the application of U.S. federal backup withholding.

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15.         Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Common Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Common Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Common Shares, upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Common Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Common Shares tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to stockholders or by decreasing or increasing the number of Common Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for Common Shares; or

•	we decrease the number of Shares being sought in the Offer, or increase the number of Shares being sought in the Offer by more than 2% of our outstanding Common Shares; and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of the period of 10 business days from, and including, such date. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

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16.         Fees and Expenses.

We have retained UBS Securities LLC to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, UBS Securities LLC may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. UBS Securities LLC will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse UBS Securities LLC for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify UBS Securities LLC against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

UBS Securities LLC may in the future provide various investment banking and other services to us, for which services it would expect to receive, customary compensation from us. Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, UBS Securities LLC and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have also retained Georgeson Inc. to act as Information Agent and Computershare Trust Company N.A. as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. Georgeson Inc., in its capacity as Information Agent, and Computershare Trust Company N.A., in its capacity as Depositary, will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for their reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Common Shares pursuant to the Offer. Stockholders holding Common Shares through brokers, dealers or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Common Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Common Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Information Agent, the Dealer Manager or the Depositary, for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Common Shares, except as otherwise provided in Section 5 hereof.

17.         Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Common Shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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After completing the Offer, we may consider various forms of share repurchases, including open market purchases, tender offers and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors deemed relevant.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Scholastic.

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Common Shares other than in the Offer until at least ten (10) business days after the Expiration Time. Accordingly, any additional purchases outside of the Offer may not be consummated until at least ten (10) business days after the Expiration Time.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Common Shares in the Offer or as to the price or prices at which you may choose to tender your Common Shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Scholastic or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

SCHOLASTIC CORPORATION

December 28, 2015

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The Letter of Transmittal, certificates for Common Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail:	By Overnight Courier
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder of Scholastic Corporation or such stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth above.

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

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The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

All Shareholders, Banks and Brokers

Call Toll Free: (888) 661-5651

The Dealer Manager for the Offer is:

UBS SECURITIES LLC

 1285 Avenue of the Americas, New York, New York 10019

Call: (212) 713-3560

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